                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration File No.: 333-35907
PROSPECTUS

       OFFER FOR ALL OUTSTANDING 11% SENIOR SUBORDINATED NOTES DUE 2007
            IN EXCHANGE FOR UP TO $150,000,000 PRINCIPAL AMOUNT OF
                    11% SENIOR SUBORDINATED NOTES DUE 2007
                                      OF

                           UNITED AUTO GROUP, INC.

THE NOTES ARE EFFECTIVELY SUBORDINATE TO SUBSTANTIALLY ALL OF THE OUTSTANDING
 INDEBTEDNESS OF THE COMPANY AND THE GUARANTORS. THE COMPANY HAS NOT ISSUED,
  AND DOES NOT HAVE ANY CURRENT FIRM ARRANGEMENTS TO ISSUE, ANY SIGNIFICANT
         ADDITIONAL INDEBTEDNESS TO WHICH THE NOTES WOULD BE SENIOR.

                              THE EXCHANGE OFFER
      WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON DECEMBER 22, 1997
                               UNLESS EXTENDED

   United Auto Group, Inc., a Delaware corporation ("UAG" or the "Company"), hereby offers upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of its 11% Senior Subordinated Notes due 2007 (the "New Notes") for each $1,000 principal amount of its issued and outstanding 11% Senior Subordinated Notes due 2007 (the "Old Notes" and, together with the New Notes, the "Notes") from the holders thereof. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not bear legends restricting their transfer and will not contain terms providing for an increase in the interest rate thereon under certain circumstances described in the Registration Rights Agreement (as defined). The New Notes evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the same benefits under, the Indenture (as defined) governing the Old Notes.

   The Notes will mature on July 15, 2007. Interest on the Notes accrues at the rate of 11% per annum and is payable semiannually in arrears on January 15 and July 15 of each year, commencing on January 15, 1998. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the redemption date. In addition, at any time prior to July 15, 2000, the Company may redeem the Notes at a redemption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined); provided, however, that at least $100.0 million in aggregate principal amount of Notes shall remain outstanding after each such redemption. Upon the occurrence of a Change of Control (as defined), each holder of Notes will have the right to require the Company to repurchase all or any portion of such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the purchase date. There can be no assurance that upon a Change of Control the Company will have sufficient funds to purchase any of the Notes.

                                                (Cover continued on next page)

   SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS TO THE OLD NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND THAT PROSPECTIVE INVESTORS IN THE NEW NOTES SHOULD CONSIDER IN CONNECTION WITH SUCH INVESTMENT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

               The date of this Prospectus is November 21, 1997

(Cover continued from previous page)

   The Notes are unsecured obligations of the Company, subordinated in right of payment to all Senior Debt (as defined) of the Company, including all obligations under the Company's Senior Credit Facility (as defined). The Company may incur, under the Senior Credit Facility or otherwise, significant additional indebtedness to which the Notes would be subordinate, to the extent permitted under the Indenture, primarily to finance dealership acquisitions and the purchase of inventory. The Notes are fully and unconditionally guaranteed (subject to fraudulent conveyance laws) on a joint and several basis (the "Guarantees") by substantially all of the subsidiaries of the Company (the "Guarantors"). The Guarantees are unsecured obligations of the Guarantors, subordinated in right of payment to all Senior Debt of the Guarantors, including all of the Guarantors' obligations under their guarantees of the Senior Credit Facility and all floor plan notes payable (of which $243.0 million was outstanding as of September 30, 1997). Other than the Series B Notes (as defined), the Company has not issued, and does not have any current firm arrangements to issue, any significant indebtedness with which the Notes would rank pari passu in right of payment.

   The New Notes will bear interest from and including the date of issuance thereof. Holders (as defined) whose Old Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes, but will not receive any payment in respect of interest on the Old Notes accrued after the issuance of the New Notes.

   The Old Notes were originally issued and sold on July 23, 1997 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A under the Securities Act (the "Initial Offering"). The Company is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") as set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer.

   Each Holder desiring to participate in the Exchange Offer will be required to represent, among other things, that (i) it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes and (iii) it is acquiring the New Notes in the ordinary course of its business (a Holder unable to make the foregoing representations is referred to as a "Restricted Holder"). A Restricted Holder will not be able to participate in the Exchange Offer and may only sell its Old Notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

   Each broker-dealer (other than a Restricted Holder) that receives New Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") is required to acknowledge in the Letter of Transmittal that it acquired the Old Notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such New Notes. Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer to Participating Broker-Dealers may be offered for resale, resold, and otherwise transferred by a Participating Broker-Dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. The Company has agreed that for a period of 120 days following consummation of the Exchange Offer it will make this Prospectus available, for use in connection with any such resale, to any Participating Broker-Dealer that notifies the Company in the Letter of Transmittal that it may be subject to such prospectus delivery requirements. The Company believes that during such period of time, delivery of this Prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a Participating Broker-Dealer engaged in market-making or other trading activities. See "Exchange Offer" and "Plan of Distribution".

   Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold, and otherwise transferred by a Holder thereof (other than a Restricted Holder or a Participating Broker-Dealer) without compliance with the registration and prospectus delivery requirements of the Securities Act.

                                                (Cover continued on next page)

(Cover continued from previous page)

   The New Notes are new securities for which there is currently no market. The Company presently does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market. The Company has been advised by J.P. Morgan Securities Inc., Salomon Brothers Inc, CIBC Wood Gundy Securities Corp., Montgomery Securities and Scotia Capital Markets
(USA) Inc. (the "Initial Purchasers") that, following completion of the Exchange Offer, they presently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. There can be no assurance that an active public market for the New Notes will develop.

   Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. It is not expected that an active market for the Old Notes will develop while they are subject to restrictions on transfer. See "Risk Factors -- Consequences of Failure to Exchange."

   The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be December 22, 1997 (the "Expiration Date"), unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Company has agreed to pay all of the expenses incurred by it in connection with the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

   This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes as of November 19, 1997.

   The Company will not receive any proceeds from this Exchange Offer. No dealer-manager has been retained in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE GUARANTORS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NEW NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY OR THE GUARANTORS SINCE THE DATE HEREOF.

                              TABLE OF CONTENTS

                                        PAGE
Incorporation of Certain Documents by
 Reference ...........................    5
Prospectus Summary....................    6
Risk Factors..........................   15
Use of Proceeds.......................   22
Capitalization........................   23
Selected Consolidated Financial Data .   24
The Exchange Offer....................   26
Certain Relationships and Related
 Transactions.........................   35
Description of Senior Credit
 Facility.............................   36
Description of Notes..................   37
Certain U.S. Federal Income Tax
 Considerations.......................   62
Plan of Distribution..................   64
Legal Matters.........................   65
Experts...............................   65
Available Information.................   65

               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER "PROSPECTUS SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

   This Prospectus includes statistical data regarding the automotive retailing industry. Unless otherwise indicated, such data is taken or derived from information published by the Industry Analysis Division of the National Automobile Dealers Association in its NADA Data 1996, Crain Communications Inc. in its Automotive News 100-Year Almanac and 1997 Market Data Book and ADT Automotive, Inc. in its 1997 Used Car Market Report or provided to the Company by CNW Marketing Research.

   NO AUTOMOBILE MANUFACTURER HAS BEEN INVOLVED, DIRECTLY, OR INDIRECTLY, IN THE PREPARATION OF THIS PROSPECTUS OR IN THE EXCHANGE OFFER BEING MADE HEREBY. NO MANUFACTURER HAS MADE ANY STATEMENTS OR REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OR HAS PROVIDED ANY INFORMATION OR MATERIALS THAT ARE USED IN CONNECTION WITH THE EXCHANGE OFFER, AND NO MANUFACTURER HAS ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THIS PROSPECTUS.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed by the Company with the Commission are incorporated herein by reference:

   1. The Company's Annual Report on Form 10-K (File No. 1-12297) for the fiscal year ended December 31, 1996, filed pursuant to Section 13(a) of the Exchange Act.

   2. The Company's Quarterly Reports on Form 10-Q (File No. 1-12297) for the fiscal periods ended March 31, 1997, June 30, 1997 and September 30, 1997.

   3. The Company's Current Reports on Form 8-K (File No. 1-12297) filed by the Company on January 23, 1997, March 3, 1997, March 10, 1997, March 21, 1997 (as amended by Form 8-K/A filed on April 30, 1997), April 21, 1997, May 9, 1997, May 15, 1997 (as amended by Form 8-K/A filed on July 14, 1997), July 8, 1997, July 15, 1997, August 7, 1997, September 24, 1997, October 31, 1997,
November 6, 1997 and November 20, 1997.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination or consummation of the Exchange Offer shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the dates of filing of such documents.

   Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and historical and pro forma financial statements included elsewhere in this Prospectus. Unless the context otherwise requires, references herein to the "Company" or "UAG" include United Auto Group, Inc. and its subsidiaries.

                                 THE COMPANY

   UAG is a leading acquirer, consolidator and operator of franchised automobile and light truck dealerships and related businesses. The Company is the second largest publicly-traded retailer of new motor vehicles in the United States. As of October 31, 1997, UAG operated 58 franchises located in Arizona, Arkansas, Connecticut, Florida, Georgia, Louisiana, Nevada, New Jersey, New York, North Carolina, South Carolina, Tennessee and Texas and representing 27 American, Asian and European brands. As an integral part of its dealership operations, UAG also sells used vehicles. All of UAG's franchised dealerships include integrated service and parts operations, which are an important source of recurring revenues. The Company also owns Atlantic Auto Finance Corporation ("Atlantic Finance"), an automobile finance company engaged in the purchase, sale and servicing of primarily prime credit quality automobile loans originated by both UAG and third-party dealerships.

   The Company was incorporated in the State of Delaware in December 1990 and commenced dealership operations in October 1992. The Company's executive offices are located at 375 Park Avenue, New York, New York 10152, and its telephone number is (212) 223-3300.

COMPETITIVE STRENGTHS

   The Company has attained a leading position in its industry through a series of acquisitions. The Company attributes its success and its continued opportunities for growth and profitability to the following competitive strengths:

  DIVERSE PRODUCT AND GEOGRAPHIC PORTFOLIO. Since its initial acquisition in October 1992, the Company has completed 19 dealership acquisitions organized into eight geographic hubs including the New York, Atlanta and Phoenix metropolitan areas. Brand portfolio is carefully managed to reduce the risks associated with both changes in consumer preferences and dependence on any single manufacturer or market segment. Also, geographic diversity mitigates the Company's exposure to regional economic and weather conditions. The Company will continue to target dealerships in the South, Southeast and Southwest regions of the United States, which benefit from lower operating costs than those of other regions and favorable climatic conditions throughout the year.

  SCALE OF OPERATIONS. The Company's scale of operations allows it to enhance revenues and reduce costs relative to smaller dealership groups and stand-alone dealerships. For example, through its United AutoCare subsidiary, UAG dealerships market a variety of aftermarket products and services that generate additional revenues previously captured by third-party vendors. The Company believes that United AutoCare's size and large customer pool allow it to provide credit insurance at more favorable rates than its smaller competitors. The Company's bulk purchasing of appearance packages and other aftermarket products provides opportunities for improved margins relative to smaller dealership groups. UAG also benefits from its large number of dealerships and high sales volumes when negotiating floor plan financing rates. Also, the Company believes that its hub strategy provides opportunities to lower used vehicle acquisition costs at the regional level.

  ACCESS TO CAPITAL MARKETS. The Company believes that its proven ability to access the capital markets is a competitive advantage. The capital raised allows the Company to implement its acquisition program in order to continue to participate in the consolidation of the automotive retailing industry. The Company is often sought out by potential sellers who are attracted by UAG's ability to acquire their dealerships for a combination of cash and stock.

  CUSTOMER FOCUS. Central to UAG's overall philosophy is customer-oriented service designed to meet the needs of an increasingly sophisticated and demanding automotive consumer. Each of the Company's dealerships is a full-service operation, providing sales, service and parts departments. The Company seeks to provide its customers with a satisfying, pleasant and informative retailing experience, which entails "one-stop" shopping convenience, competitive pricing and a sales staff that is knowledgeable about product offerings and responsive to a customer's particular needs. Continuous training of the sales force focuses on providing skills that improve its interactions with customers. A key management tool at UAG is customer service index ("CSI") scores, which are derived from data accumulated by manufacturers through customer surveys. These scores are monitored carefully by management to improve dealership operations and are used as a factor in determining compensation of general managers.

BUSINESS STRATEGY

   UAG seeks to be a leader in the consolidation of the automotive retailing industry and to increase shareholder value through a strategy that includes the following principal elements:

  ACQUIRE AND INTEGRATE PROFITABLE DEALERSHIP OPERATIONS. UAG seeks to capitalize on continuing consolidation in the $675 billion U.S. automotive retailing industry by selectively acquiring profitable dealerships. The Company targets dealerships or dealership groups with established records of profitability as well as with experienced management willing to remain in place. The Company focuses on opportunities in geographic markets with above-average projected population and job growth. Of the approximately 22,000 dealerships in the United States, the Company believes that at least 2,000 dealerships, some of which are members of dealership groups, meet its acquisition criteria. The Company may also target dealerships in North American markets outside the United States. The Company is also creating regional hubs of dealerships that will be able to share administrative and other operations to reduce costs.

  GROW HIGHER-MARGIN OPERATING BUSINESSES. UAG is focusing on growing its higher-margin businesses such as the retail sale of used vehicles, aftermarket products and service and parts. UAG receives a steady supply of used vehicles through trade-ins, vehicles coming off lease ("off-lease vehicles") and used car auctions open only to new car dealers. In addition, only new car dealers are able to sell used cars certified by manufacturers. Through these programs, UAG is able to provide customers with manufacturer-backed extended warranties and attractive financing on their used car purchases. UAG also has the opportunity on each new or used vehicle sold to generate incremental revenue from the sales of aftermarket products, including accessories such as radios, cellular phones and alarms, as well as agency services such as extended service contracts, credit insurance policies and financing and lease contracts. Finally, each UAG new car dealership offers an integrated service and parts department, which provides an important recurring revenue stream to the Company's dealerships.

  IMPLEMENT "BEST PRACTICES." The Chairman's Committee, comprised of senior executive officers and key managers, meets regularly to review the operating performance of individual dealerships as well as to examine important industry trends and, where appropriate, recommend specific operating improvements. This facilitates implementation of successful strategies throughout the organization so that each dealership can benefit from the successes of the others as well as from the knowledge and experience of UAG's senior management. Management also attends various industry-sponsored leadership and management seminars and receives continuing education in products, marketing strategies and management information systems. The Company shares training techniques across its dealership base and has made improving service absorption and aftermarket revenues a Company-wide focus.

  GENERATE INCREMENTAL REVENUE FROM AUTOMOBILE FINANCE BUSINESS. In 1996, industry wide, greater than 70% of new and used automobiles purchased from franchised dealerships and independent businesses were financed. To further increase the incremental profit achievable through its vehicle sales by capturing some of this financing business, the Company established Atlantic Finance, an automobile finance company engaged in the purchase, sale and servicing of primarily prime credit quality automobile loans originated by both UAG and third-party dealerships. Led by an experienced management team, Atlantic Finance seeks to grow by (i) increasing its business with existing UAG dealerships, including those with which it has yet to commence financing activities, (ii) commencing financing activities with dealerships acquired by UAG in the future and (iii) using its presence in its local operating markets to cultivate relationships with additional unaffiliated dealerships.

PENDING ACQUISITIONS

   Set forth below are all the material acquisitions with respect to which the Company has recently reached definitive agreements (the "Pending Acquisitions"). The automobile franchises to be acquired in the Pending Acquisitions are set forth in the chart below. The Exchange Offer is not conditioned upon the consummation of any of the Pending Acquisitions, and no assurance can be made that one or more of the Pending Acquisitions, each of which is subject to customary conditions (including manufacturer approvals), will not terminate prior to consummation.

   On July 25, 1997, the Company reached a definitive agreement to acquire the Lynn Alexander Group, located in San Angelo, Texas, for a purchase price of $10.6 million in cash and a $1.3 million note. The Lynn Alexander Group had approximately $90.0 million in revenues in 1996.

   On July 25, 1997, the Company reached a definitive agreement to acquire Classic Auto Group, located in the Philadelphia, Pennsylvania, metropolitan area, for a purchase price of $28.0 million in cash and a $2.0 million note. The Classic Auto Group had approximately $233.0 million in revenues in 1996.

   On September 25, 1997, the Company reached a definitive agreement to acquire the Young Automotive Group, located in the Carolinas, Florida, Illinois and Indiana, for a purchase price of $50.0 million in cash and $25.0 million in Common Stock. The Young Automotive Group had approximately $379.2 million in revenues in 1996.

ACQUISITION HISTORY

   The following table sets forth information with respect to the dealerships that are owned as of October 31, 1997 by the Company and those that are proposed to be acquired in the Pending Acquisitions:

                             DATE
DEALERSHIP                   ACQUIRED   LOCATIONS            FRANCHISES HELD
------------------------  ----------    -------------------- --------------------------------
DiFeo Group
 DiFeo Automotive Group         10/92   Danbury, CT          Chevrolet-Geo, Hyundai, Isuzu,
                                                             Suzuki
                                        Bound Brook, NJ      Lexus
                                        Jersey City, NJ      Hyundai, Jeep-Eagle, Toyota
                                        Tenafly, NJ          BMW
                                        Nyack, NY            Mitsubishi, Toyota
 DiFeo Nissan                   11/92   Jersey City, NJ      Nissan
 DiFeo Chrysler-Plymouth        12/92   Jersey City, NJ      Chrysler-Plymouth
 Fair Honda                      1/93   Danbury, CT          Honda
 Fair Dodge                      2/93   Danbury, CT          Dodge
 Gateway                         8/93   Toms River, NJ       Mitsubishi, Toyota
Landers Auto                     8/95   Benton, AR           Chrysler-Plymouth, Dodge, GMC
                                                             Truck, Jeep-Eagle
Atlanta Toyota                   1/96   Duluth, GA           Toyota
United Nissan (GA)               5/96   Morrow, GA           Nissan
Peachtree Nissan                 7/96   Chamblee, GA         Nissan
Sun Automotive Group            10/96   Phoenix, AZ          BMW, Land Rover
                                        Scottsdale, AZ       Acura, Audi, Land Rover, Lexus,
                                                             Porsche, Rolls-Royce/Bentley (a)
Evans Group                     10/96   Duluth, GA           BMW
                                        Conyers, GA          Nissan
United Nissan (TN)              10/96   Chattanooga, TN      Nissan
Crown Automotive                 3/97   Houston, TX          Chrysler-Plymouth, Dodge,
                                                             Jeep-Eagle
Hanna Nissan                     4/97   Las Vegas, NV        Nissan
Staluppi Group                   4/97   Long Island, NY      Nissan(2), Toyota (2)
                                        W. Palm Beach, FL    Chrysler-Plymouth, Infiniti,
                                                             Jeep-Eagle, Nissan, Toyota

                                8

                             DATE
DEALERSHIP                   ACQUIRED   LOCATIONS            FRANCHISES HELD
------------------------  ----------    -------------------- --------------------------------
Reed Group                       5/97   Fayetteville, NC     Chevrolet
                                        North Charleston, SC Chevrolet
                                        Summerville, SC      Chevrolet-Geo, Oldsmobile
Lance Landers                    6/97   Benton, AR           Buick, Isuzu, Pontiac
Stone Mountain                   8/97   Stone Mountain, GA   Chrysler-Plymouth, Jeep-Eagle
Shreveport Dodge                10/97   Shreveport, LA       Dodge
Lynn Alexander Group              (b)   San Angelo, TX       Chevrolet, Chrysler-Plymouth,
                                                             Dodge, Jeep-Eagle, Nissan
Classic Auto Group                (b)   Cherry Hill, NJ      Buick, Saab
                                        Moorestown, NJ       Chevrolet
                                        Turnersville, NJ     Acura, BMW, Buick, Chevrolet,
                                                             Honda, Nissan
Young Automotive Group            (b)   Kissimmee, FL        Toyota
                                        Bloomington, IL      Chevrolet
                                        Indianapolis, IN     Chevrolet, Honda, Isuzu
                                        Tipton, IN           Buick, Chevrolet, GMC Truck,
                                                             Oldsmobile, Pontiac
                                        Ashville, NC         Chevrolet
                                        Goldsboro, NC        Cadillac, Chevrolet, Oldsmobile
                                        Hilton Head, SC      BMW, Buick, GMC Truck, Pontiac

(a)    Acquired February 1997.
(b)    Acquisiton pending.

SERIES B NOTES OFFERING

   On September 16, 1997, the Company issued $50,000,000 aggregate principal amount of its 11% Senior Subordinated Notes due 2007, Series B (the "Series B Notes") in an offering exempt from registration under the Securities Act pursuant to Rule 144A thereunder. The Series B Notes are substantially identical to, and rank pari passu in right of payment with, the Notes. The Series B Notes were issued at 100.75% of their principal amount. The approximately $48.7 million in net proceeds of such offering were deposited with the Company's floor plan lenders and are available for working capital and general corporate purposes, including acquisitions.

                              THE EXCHANGE OFFER

REGISTRATION RIGHTS AGREEMENT .  The Old Notes were sold by the Company on
                                 July 23, 1997 to the Initial Purchasers, who resold the Old Notes (i) to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance upon Rule 144A under the Securities Act and
                                 (ii) outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. In connection therewith, the Company, the Guarantors named therein and the Initial Purchasers entered into the Registration Rights Agreement dated as of July 23, 1997 (the "Registration Rights Agreement"), providing for, among other things, the Exchange Offer.

THE EXCHANGE OFFER ............  The Company is offering to exchange up to
                                 $150,000,000 aggregate principal amount of
                                 New Notes for up to $150,000,000 aggregate principal amount of Old Notes issued in the Initial Offering in reliance upon an exemption from registration under the Securities Act. Upon consummation of the Exchange Offer, the terms of the New Notes (including principal amount, interest rate, maturity and ranking) will be identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer and will not contain terms providing for an increase in the interest rate thereon under certain circumstances described in the Registration Rights Agreement. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."

MINIMUM CONDITION .............  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

EXPIRATION DATE ...............  The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on December 22, 1997, unless extended (the "Expiration Date"). See "The Exchange Offer--Expiration Date; Extensions; Amendments."

EXCHANGE DATE .................  The date of acceptance for exchange of the
                                 Old Notes will be the first business day practicable following the Expiration Date.

CONDITIONS TO THE EXCHANGE
OFFER .........................  The obligation of the Company to consummate the Exchange Offer is subject to certain conditions, including the absence of (i) certain types of litigation or laws, (ii) certain adverse changes relating to the Company, (iii) certain financial or political crises and (iv) unobtained governmental approvals. See "The

                                 Exchange Offer--Conditions." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

WITHDRAWAL RIGHTS .............  Tenders may be withdrawn at any time prior to the Expiration Date. Any Old Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Withdrawal of Tenders."

PROCEDURES FOR TENDERING OLD
NOTES .........................  See "The Exchange Offer--Procedures for
                                 Tendering."

FEDERAL INCOME TAX
CONSEQUENCES ..................  The exchange of Old Notes for New Notes by
                                 Holders will not be a taxable exchange for federal income tax purposes, and Holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Certain U.S. Federal Income Tax Considerations."

CERTAIN REPRESENTATIONS .......  Each Holder desiring to participate in the
                                 Exchange Offer will be required to
                                 represent, among other things, that (i) it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company,
                                 (ii) it is not engaged in, and does not
                                 intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes and (iii) it is acquiring the New Notes in the ordinary course of its business (a Holder unable to make the foregoing representations is referred to as a "Restricted Holder").

TRANSFER RESTRICTIONS ON NEW
NOTES .........................  Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer to Participating Broker-Dealers may be offered for resale, resold, and otherwise transferred by a Participating Broker-Dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. The Company has agreed that for a period of 120 days following consummation of the Exchange Offer it will make this Prospectus available, for use in connection with any such resale, to any Participating Broker-Dealer that notifies the Company in the Letter of Transmittal that it may be subject to such prospectus delivery requirements. The Company believes that during such period of time, delivery of this Prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a Participating Broker-Dealer engaged in market-making or other trading activities. See "Exchange Offer" and "Plan of Distribution." Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold, and otherwise transferred by a Holder thereof (other than a Restricted Holder or a Participating Broker-Dealer) without compliance with the registration and prospectus delivery requirements of the Securities Act.

EFFECT ON HOLDERS OF OLD
NOTES .........................  As a result of the making of this Exchange
                                 Offer, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of this Exchange Offer, the holders of the Old Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture dated as of July 23, 1997 among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"), relating to the Old Notes and the New Notes (as amended, the "Indenture"). All untendered, and tendered but unaccepted, Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange."

                                THE NEW NOTES

ISSUER ........................  United Auto Group, Inc.

SECURITIES OFFERED ............  $150,000,000 aggregate principal amount of
                                 11% Senior Subordinated Notes due 2007.

MATURITY DATE .................  July 15, 2007.

INTEREST PAYMENT DATES ........  January 15 and July 15, commencing January
                                 15, 1998.

OPTIONAL REDEMPTION ...........  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the redemption date. In addition, on or prior to July 15, 2000, the Company may redeem the Notes at a redemption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided, however, that at least $100.0 million in aggregate principal amount of Notes shall remain outstanding after each such redemption. See "Description of Notes--Optional Redemption."

GUARANTEES ....................  The New Notes will be fully and unconditionally guaranteed (subject to
                                 fraudulent conveyance laws) on a joint and several basis by substantially all of the subsidiaries of the Company, so long as such subsidiaries are guarantors under the Senior Credit Facility. See "Description of Notes--The Guarantees."

SUBORDINATION .................  The New Notes are unsecured obligations of the Company, subordinated in right of
                                 payment to all Senior Debt of the Company, including all obligations under the Company's Senior Credit Facility. The Guarantees will be unsecured obligations of the Guarantors, subordinated in right of payment to all Senior Debt of the Guarantors, including all of the Guarantors' obligations under their guarantees of the Senior Credit Facility and all floor plan notes payable (of which $243.0 million was outstanding as of September 30, 1997). The Notes are effectively subordinate to substantially all of the outstanding Indebtedness of the Company and the Guarantors. The Company has not issued, and does not have any current firm arrangements to issue, any significant additional Indebtedness to which the Notes would be senior. See "Description of
                                 Notes--Subordination."

CHANGE OF CONTROL .............  Upon the occurrence of a Change of Control, each holder of New Notes will have the right to require the

                                 Company to purchase all or any portion of such holder's New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. The terms of the Senior Credit Facility may limit the Company's ability to repurchase any New Notes upon a Change of Control. There can be no assurance that upon a Change of Control the Company will have sufficient funds to purchase any of the New Notes. See "Description of Notes--Change of Control."

COVENANTS .....................  The Indenture contains certain covenants that, among other things, limit the ability of the Company or any Restricted Subsidiary to incur additional Indebtedness, make certain Restricted Payments and Investments, create Liens, enter into transactions with Affiliates or consummate certain merger, consolidation or similar transactions. In addition, the Company will be required to offer to purchase New Notes at 100% of the principal amount thereof with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications. See "Description of Notes."

   FOR THE DEFINITIONS OF CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY, SEE "DESCRIPTION OF NOTES."

                                 RISK FACTORS

   Before tendering their Old Notes for New Notes offered hereby, holders of Old Notes should consider carefully certain factors, including the following, which (other than the one referenced in clause (i) below) are generally applicable to the Old Notes as well as the New Notes: (i) holders of Old Notes who do not exchange pursuant to the Exchange Offer will suffer certain adverse consequences; (ii) the Company is subject to the influence of the various manufacturers whose franchises it holds; (iii) the Notes and the Guarantees are subordinated to all Senior Debt of the Company and the Guarantors, respectively; (iv) the Company is leveraged and subject to restrictions imposed by the terms of its indebtedness; (v) many of the Company's franchise agreements impose restrictions upon the transferability of the Common Stock; (vi) the Company's growth depends in large part on its ability to manage expansion, control costs in its operations and consolidate dealership acquisitions; (vii) the Company will require substantial additional capital to acquire automobile dealerships and purchase inventory;
(viii) unit sales of motor vehicles historically have been cyclical; (ix) the automotive retailing industry is highly competitive; (x) the automotive retailing industry is a mature industry; (xi) the Company's success depends to a significant extent on key members of its management; and (xii) the Company's business is seasonal. For a fuller discussion of these and other risk factors, see "Risk Factors."

                                 RISK FACTORS

   In addition to the other information in this Prospectus, before tendering their Old Notes for New Notes offered hereby, holders of Old Notes should consider carefully the following factors, which (other than "Consequences of Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

   Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Old Notes under the Securities Act. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not tendered could be adversely affected. See "The Exchange Offer."

INFLUENCE OF AUTOMOBILE MANUFACTURERS

   Each of the Company's dealerships operates pursuant to a franchise agreement between the applicable automobile manufacturer (or authorized distributor thereof, referred to herein as the "manufacturer") and the subsidiary of the Company that operates such dealership, and the Company is dependent to a significant extent on its relationship with such manufacturers. Manufacturers exercise a great degree of control over dealerships, and the franchise agreement provides for termination or non-renewal for a variety of causes. The Company from time to time has been in non-compliance with certain provisions of certain of its franchise agreements, such as the obligation to obtain prior manufacturer approval of changes in dealership management. Actions taken by manufacturers to exploit their superior bargaining position could have a material adverse effect on the Company. For example, Saturn Corporation's refusal to grant its approval for the IPO and its assertion of an alleged right of first refusal with respect to one franchise necessitated the Company's transfer of the two Saturn franchises in its DiFeo Group to an affiliated holding company. See "--Stock Ownership/Issuance Limits." Furthermore, prior manufacturer approval is required with respect to acquisitions of automobile dealerships, and a manufacturer may deny the Company's application to make an acquisition or seek to impose further restrictions on the Company as a condition to granting approval of an acquisition. See "--Risks Associated with Acquisitions."

   Many manufacturers attempt to measure customers' satisfaction with their sales and warranty service experiences through systems, which vary from manufacturer to manufacturer, generally known as the CSI. These manufacturers may use a dealership's CSI scores as a factor in evaluating applications for additional dealership acquisitions and other matters. Certain dealerships of the Company have had difficulty from time to time meeting their manufacturers' CSI standards. The components of CSI have been modified from time to time in the past, and there is no assurance that such components will not be further modified or replaced by different systems in the future. Failure of the Company's dealerships to comply with the standards imposed by manufacturers at any given time may have a material adverse effect on the Company.

   The success of each of the Company's franchises is, in large part, dependent upon the overall success of the applicable manufacturer. Accordingly, the success of the Company is linked to the financial condition, management, marketing, production and distribution capabilities of the manufacturers of which the Company is a franchisee. Accordingly, events, such as labor strikes, that may adversely affect a manufacturer may also adversely affect the Company. For example, a strike of the independent truckers who distribute Chrysler Corporation ("Chrysler") motor vehicles adversely affected the Company in the second half of 1995. Similarly, the delivery of vehicles from manufacturers later than scheduled, which may occur particularly during periods of new product introductions, can lead to reduced sales during such periods. This has been experienced at certain of the Company's dealerships from time to time, including in the third quarter of 1996. Moreover, any event that causes adverse publicity involving such manufacturers may have an adverse effect on the Company regardless of whether such event involves any of the Company's dealerships.

SUBORDINATION OF THE NOTES AND THE GUARANTEES; RELEASE OF GUARANTEES

   The Notes are subordinated in right of payment to all Senior Debt of the Company, including all obligations under the Senior Credit Facility. In the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt of the Company has been paid in full, and sufficient assets may not remain to pay amounts due on any or all of the Notes then outstanding. Similarly, the Guarantees will be subordinated in right of payment to all Senior Debt of the Guarantors, including the Guarantors' obligations under their guarantees of the Senior Credit Facility and all floor plan notes payable (of which $243.0 million was outstanding as of September 30, 1997). In certain circumstances, provisions of the Senior Debt of the Company or the Guarantors could prohibit payments of amounts due to holders of the Notes. See "Description of Notes -- Subordination." Additional Senior Debt may be incurred by the Company and the Guarantors from time to time, subject to certain limitations. See "Description of Notes -- Covenants -- Limitation on Incurrence of Indebtedness."

   Any Guarantor may be released from its Guarantee if such Guarantor is released from its guarantee of the Senior Credit Facility. See "Description of Notes -- The Guarantees." Upon such release, the Notes will be structurally subordinated to all liabilities of such Guarantor.

LEVERAGE; RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

   As of September 30, 1997, the Company's total consolidated indebtedness (including floor plan notes payable) and total stockholders' equity was $494.6 million and $323.7 million, respectively, and total indebtedness represented 60.4% of total capitalization.

   The degree to which the Company is leveraged could have important consequences to the holders of Notes, including: (i) the Company's ability to obtain additional financing for working capital (including inventory financing), capital expenditures, acquisitions or other purposes may be restricted; (ii) a substantial portion of the Company's cash flow from operations will be required to be used for debt service; and (iii) the Company's leveraged position may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. In addition, the Company's operating flexibility with respect to certain business matters will be limited by covenants contained in the Indenture and the Senior Credit Facility.

   The Company believes that, based on its current level of operations, it will have sufficient capital to carry on its business and will be able to meet its scheduled debt service requirements. However, there can be no assurance that the future cash flow of the Company will be sufficient to meet the Company's obligations and commitments. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness and to meet its other commitments, the Company will be required to adopt one or more alternatives, such as refinancing or restructuring its indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable the Company to continue to satisfy its capital requirements. In addition, the terms of existing or future franchise agreements or debt agreements, including the Indenture and the Senior Credit Facility, may prohibit the Company from adopting any of these alternatives. See "--Stock Ownership/Issuance Limits," "Description of Senior Credit Facility" and "Description of Notes."

STOCK OWNERSHIP/ISSUANCE LIMITS

   A number of manufacturers impose restrictions upon the transferability of the Common Stock. The most prohibitive restrictions, imposed by American Honda Motor Co., Inc. ("Honda"), provide that, under certain circumstances, the Company may be forced to sell or surrender its Honda and Acura franchises if a person or entity acquires a 5% ownership interest in the Company if Honda objects to such acquisition within 180 days; however, so long as control of the Company is held by its original non-public stockholders, any bank, mutual fund, insurance company or pension fund may acquire up to a 10% ownership interest

(15% ownership interest in the case of any entity in its capacity as investment advisor, trustee or custodian for the benefit of third parties) in the Company without such consent but only if such bank, mutual fund, insurance company or pension fund is not owned or controlled by or does not own 15% or more of, or control, any entity (other than an automobile dealership) that competes with Honda or its affiliates in manufacturing, marketing or selling automotive products or services. Similarly, several manufacturers have the right to approve the acquisition of 20% ownership interests in the Company.

   In addition, the Company has agreed with Honda that no more than 40% of the Company's capital stock (on a fully diluted basis) may be publicly held at any time. The Company believes that slightly less than 40% of the Common Stock (on a fully diluted basis) is currently publicly held. A substantial number of shares of Common Stock are eligible for public sale pursuant to the terms of Rule 144 under the Securities Act, and the Company is in the process of registering a substantial number of outstanding shares on a "shelf" registration statement. See "--Control by Principal Stockholders." Only the Company's three largest stockholders are prohibited from selling any of their shares without Honda's consent. Similarly, a number of manufacturers, including Chrysler, continue to prohibit changes in ownership that may affect management control of the Company. In connection with the IPO, Chrysler agreed that it will not consider the issuance of up to 40% of the Common Stock (on a fully diluted basis) to be a change of control. However, future acquisitions or sales of substantial amounts of shares in the market may affect management control. Actions by its stockholders or prospective stockholders which would violate any of the above restrictions are generally outside the control of the Company, and if the Company is unable to renegotiate such restrictions, it may be forced to terminate or sell one or more franchises, which could have a material adverse effect on the Company. Since Honda has recently expressed an unwillingness to relax its restrictions, the Company may be required to terminate or sell its two Honda franchises. Honda's current position may inhibit the Company's ability to acquire dealership groups that include Honda franchises. Finally, Honda has the right to approve any future public offerings of capital stock, and the consent of other manufacturers may be needed as well. This may impede the Company's ability to raise required capital, including to make payments in respect of the Notes. See "--Capital Requirements."

RISKS ASSOCIATED WITH ACQUISITIONS

   The Company's growth depends in large part on its ability to manage expansion, control costs in its operations and consolidate dealership acquisitions into existing operations. This strategy will entail reviewing and potentially reorganizing acquired dealership operations, corporate infrastructure and systems and financial controls. Unforeseen expenses, difficulties, complications and delays frequently encountered in connection with the rapid expansion of operations could inhibit the Company's growth.

   There can be no assurance that the Company will identify acquisition candidates that would result in the most successful combinations or that acquisitions will be able to be consummated on acceptable terms. The magnitude, timing and nature of future acquisitions will depend upon various factors, including the availability of suitable acquisition candidates, the negotiation of acceptable terms, the Company's financial capabilities, the availability of skilled employees to manage the acquired companies and general economic and business conditions. In particular, the increasing competition among potential acquirers has resulted in higher prices being paid for attractive targets.

   In addition, the Company's future growth via acquisition of automobile dealerships will depend on its ability to obtain the requisite manufacturer approvals. There can be no assurance that manufacturers will grant such approvals. A number of manufacturers have policies limiting the number of franchises that may be held by any one company. For example, it is currently the policy of Toyota Motor Sales ("Toyota") to restrict any company from holding more than seven Toyota or more than three Lexus franchises and restrict the number of franchises held within certain geographic areas. Toyota has also recently announced a policy requiring a nine-month waiting period between acquisitions of Toyota franchises and between acquisitions of Lexus franchises. Similarly, it is currently the policy of Honda to restrict any company from holding more than seven Honda or more than three Acura franchises and restrict the number of franchises held within certain geographic areas. Honda and Toyota have sued a competitor of the Company to enforce such policies. At October 31, 1997, the Company held 58 franchises, including 14 Chrysler franchises, ten Nissan franchises (of which one is Infiniti), nine Toyota franchises (of which two are Lexus), eight General Motors Corporation ("GM") franchises, three BMW franchises and two Honda franchises (of which one is Acura).

The Company is among the largest Chrysler, Toyota, Nissan and BMW dealers in the United States. See "--Influence of Automobile Manufacturers" and "Business -- Acquisition History."

   Alternatively, in connection with acquisitions by the Company, one or more manufacturers may seek to impose further restrictions on the Company in connection with their approval of an acquisition. For example, each of GM and Chrysler conditioned its approval of the acquisition of Landers Auto upon the Company's agreement to implement certain measures at its existing GM and Chrysler dealerships, respectively, to provide certain additional training to the employees at such dealerships and to achieve and maintain higher CSI scores. If such goals are not attained, the Company may be precluded from acquiring, whether directly from GM or Chrysler or through acquisitions, additional GM or Chrysler franchises and it may lead GM or Chrysler to conclude that it has a basis pursuant to which it may seek to terminate or refuse to renew the Company's existing GM or Chrysler franchises. In addition, Nissan Motor Corporation U.S.A. ("Nissan") conditioned the Company's acquisitions of the Nissan franchises held by the Evans Group and United Nissan (TN) upon the Company's agreeing to grant to Nissan an option to acquire the Evans Group's Nissan franchise. Moreover, factors outside the Company's control may cause a manufacturer to reject the Company's application to make acquisitions. See "--Influence of Automobile Manufacturers."

CAPITAL REQUIREMENTS

   The Company requires substantial capital in order to acquire automobile dealerships. Such capital might be raised through additional public or private financings, as well as borrowings and other sources. Other than the Senior Credit Facility, which is temporarily unavailable (see "Description of Senior Credit Facility"), the Company does not have any commitments or immediate plans with respect to acquisition financing, and there can be no assurance that additional or sufficient financing will be available, or, if available, that it will be available on acceptable terms. Moreover, the Company may be impeded by certain manufacturers from accessing the public equity markets. See "--Stock Ownership/Issuance Limits." In addition, a decline in the market price of the Common Stock for any reason, including, without limitation, a perception that sales of substantial amounts of Common Stock could occur, may increase the amount of cash required by the Company to finance acquisitions. See "--Control by Principal Stockholders." If adequate funds are not available, the Company may be required to significantly curtail its acquisition program.

   In addition, the Company is dependent to a significant extent on its ability to finance the purchase of inventory, which in the automotive retail industry involves significant sums of money in the form of floor plan financing. As of September 30, 1997, the Company had $243.0 million of floor plan notes payable. Substantially all the assets of the Company's dealerships are pledged to secure such indebtedness, which may impede the Company's ability to borrow from other sources. The Company currently has floor plan facilities with a variety of lenders, including primarily Chrysler Financial Corporation and World Omni Financial Corp. Most of such lenders are associated with manufacturers with whom the Company has franchise agreements. Consequently, deterioration of the Company's relationship with a manufacturer could adversely affect its relationship with the affiliated floor plan lender and vice versa. See "--Influence of Automobile Manufacturers."

   The operations of Atlantic Finance also require substantial borrowings. See "--Risks Associated with Automobile Finance Subsidiary -- Capital Requirements; Interest Rate Fluctuations."

CYCLICALITY

   Unit sales of motor vehicles, particularly new vehicles, historically have been cyclical, fluctuating with general economic cycles. During economic downturns, the automotive retailing industry tends to experience similar periods of decline and recession as the general economy. The Company believes that the industry is influenced by general economic conditions and particularly by consumer confidence, the level of personal discretionary spending, interest rates and credit availability. There can be no assurance that the industry will not experience sustained periods of decline in vehicle sales in the future, and that such decline would not have a material adverse effect on the Company.

COMPETITION

   The automotive retailing industry is highly competitive with respect to price, service, location and selection. The Company competes with numerous automobile dealerships in each of its market segments, many of which are large and have significant financial and marketing resources. The Company also competes with private market buyers and sellers of used cars, used car dealers, other franchised dealers, service center chains and independent shops for service and repair business. In recent years, automobile dealers have also faced increased competition in the sale of vehicles from automobile rental agencies, independent leasing companies and used-car "superstores," some of which employ sales techniques such as "haggle-free" pricing. Some of these recent market entrants are capable of operating on smaller gross margins than those on which the Company is capable of operating because they have lower overhead and sales costs.

MATURE INDUSTRY

   The automotive retailing industry is a mature industry in which minimal growth in unit sales of new vehicles is expected. Accordingly, growth in the Company's revenues and earnings will depend significantly on the Company's ability to acquire and consolidate profitable dealerships, to grow its higher-margin businesses and to expand its automobile finance business.

DEPENDENCE ON KEY PERSONNEL

   The Company believes that its success will depend to a significant extent upon the efforts and abilities of the executive management of the Company and its subsidiaries. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. The Company's business will also be dependent upon its ability to continue to attract and retain qualified personnel, including key management in connection with future acquisitions.

SEASONALITY

   The Company's business is seasonal, with a disproportionate amount of vehicle sales occurring in the second and third fiscal quarters. The dealerships of the DiFeo Group and the Long Island dealerships of the Staluppi Group, which are located in the New York metropolitan area, are those affected most by seasonality.

IMPORTED PRODUCTS

   Certain motor vehicles retailed by the Company, as well as certain major components of vehicles retailed by the Company, are of foreign origin. Accordingly, the Company is subject to the import and export restrictions of various jurisdictions and is dependent to some extent upon general economic conditions in and political relations with a number of foreign countries, including Japan, Germany, South Korea and the United Kingdom.

RISKS ASSOCIATED WITH AUTOMOBILE FINANCE SUBSIDIARY

Capital Requirements; Interest Rate Fluctuations

   Atlantic Finance, a wholly owned subsidiary of the Company, requires substantial borrowings to fund the purchase of retail installment contracts from automobile dealerships. Consequently, Atlantic Finance's profitability is affected by the difference, or "spread," between the rate of interest paid on the funds it borrows and the rate of interest charged on the installment contracts it purchases, which rate in most states is limited by law. In addition, since the interest rates at which Atlantic Finance borrows are variable and the interest rates at which Atlantic Finance purchases the retail installment contracts are fixed, Atlantic Finance assumes the risk of interest rate increases prior to the time contracts are sold. There can be no assurance that Atlantic Finance will be able to extend its present revolving credit facilities or enter into new warehouse financing facilities on reasonable terms in the future or that interest rate increases will not adversely affect its ability to achieve and maintain profitability with respect to the retail installment contracts it holds.

Dependence on Securitization Transactions

   Atlantic Finance relies on a strategy of periodically selling retail installment receivables on a securitized basis. The securitization proceeds are utilized to repay borrowings under its revolving credit facilities, thereby making such facility available to acquire additional retail installment contract receivables. The terms of any securitization transaction are affected by a number of factors, some of which are beyond

Atlantic Finance's control and any of which could cause substantial delays. These factors include, among other things, conditions in the securities markets in general, conditions in the asset-backed securitization market and approval by all parties to the terms of the transaction. Gains from the sale of receivables in securitized transactions generate a significant portion of Atlantic Finance's revenues. If Atlantic Finance were unable to securitize loans in a given financial reporting period, Atlantic Finance could incur a significant decline in total revenues and profitability for such period.

Credit Risk

   Payments by consumers on a number of the retail installment contracts purchased by Atlantic Finance become delinquent from time to time and some end up in default. There can be no assurance as to the future credit performance of Atlantic Finance's customers or that general economic conditions will not worsen and lead to higher rates of delinquency and default. For example, for the quarter ended March 31, 1997, Atlantic Finance's annualized default rate was 2.17%, a significant increase over comparable periods. In addition, Atlantic Finance commenced operations in the first quarter of 1995, and there can be no assurance that the rates of future delinquency and defaults will be at levels that will allow Atlantic Finance to achieve and maintain overall profitability.

Regulation

   Atlantic Finance is subject to regulation under various federal, state and local laws and in some jurisdictions is required to be licensed by the state banking authority. Most states in which Atlantic Finance operates limit the interest rate, fees and other charges that may be imposed by, or prescribe certain other terms of, the contracts that Atlantic Finance purchases and restrict its right to repossess and sell collateral. An adverse change in those laws or regulations could have a material adverse effect on Atlantic Finance's profitability by, among other things, limiting the states in which Atlantic Finance may operate or the interest rate that may be charged on retail installment contracts or restricting Atlantic Finance's ability to realize the value of the collateral securing the contracts.

ENVIRONMENTAL MATTERS

   The Company is subject to federal, state and local laws, ordinances and regulations which establish various health and environmental quality standards, and liability related thereto, and provide penalties for violations of those standards. Under certain laws and regulations, a current or previous owner or operator of real property may be liable for the costs of removal and remediation of hazardous or toxic substances or wastes on, under, in or emanating from such property. Such laws typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances or wastes. Certain laws, ordinances and regulations may impose liability on an owner or operator of real property where on-site contamination discharges into waters of the state, including groundwater. Under certain other laws, generators of hazardous or toxic substances or wastes that send such substances or wastes to disposal, recycling or treatment facilities may be liable for remediation of contamination at such facilities. Other laws, ordinances and regulations govern the generation, handling, storage, transportation and disposal of hazardous and toxic substances or wastes, the operation and removal of underground storage tanks, the discharge of pollutants into surface waters and sewers, emissions of certain potentially harmful substances into the air and employee health and safety.

   Past and present business operations of the Company subject to such laws, ordinances and regulations include the use, handling and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, refrigerants, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels. The Company is subject to other laws, ordinances and regulations as the result of the past or present existence of underground storage tanks at many of the Company's properties. In addition, soil and groundwater contamination has been known to exist at certain properties owned or leased by the Company and there can be no assurance that other properties have not been contaminated by any leakage from such tanks or any spillage of hazardous or toxic substances or wastes.

   Certain laws and regulations, including those governing air emissions and underground storage tanks, have been amended so as to require compliance with new or more stringent standards as of future dates. The

Company cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist in the future. Compliance with new or more stringent laws or regulations, stricter interpretation of existing laws or the future discovery of environmental conditions may require additional expenditures by the Company, some of which may be material. See "Business -- Environmental Matters."

CONTROL BY PRINCIPAL STOCKHOLDERS

   As of September 30, 1997, Trace International Holdings, Inc. ("Trace"), Aeneas Venture Corporation ("Aeneas"), an affiliate of Harvard Private Capital Group, Inc. ("Harvard Private Capital"), and AIF II, L.P. ("AIF"), an affiliate of Apollo Advisors, L.P. ("Apollo"), owned 22.0%, 15.6% and 10.1% of the outstanding Common Stock, respectively. As a result, such persons have the ability to control the Company and direct its affairs and business. Circumstances may occur in which the interests of such persons could be in conflict with the interests of the holders of Notes and holders of Common Stock generally. See "--Stock Ownership/Issuance Limits." In addition, such persons may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in the Company, even though such transactions may involve risks to the holders of Notes.

   The Company is in the process of registering on a "shelf" registration statement under the Securities Act approximately 9,600,000 outstanding shares of Common Stock which were issued pursuant to an exemption from registration under the Securities Act and/or which are held by affiliates of the Company, including the approximately 8,700,000 shares held in the aggregate by Trace, Aeneas and AIF. Trace, Aeneas and AIF have informed the Company that they are registering such shares in order to provide themselves with more flexibility in pursuing their investment strategy, that, provided they are not contractually prohibited from doing so, they may pledge all or a portion of their shares from time to time to secure borrowings and that they do not have any present intention to sell any shares of Common Stock.

CHANGE OF CONTROL

   Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any portion of such holder's Notes. (The same provision appears in the indenture governing the Series B Notes.) If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. Further, the provisions of the Indenture may not afford holders of Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of Notes, if such transaction does not result in a Change of Control. In addition, the terms of the Senior Credit Facility may limit the Company's ability to repurchase any Notes upon a Change of Control. Any future credit agreements or other agreements relating to other indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to repurchase Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowing, the Company would remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a further default under certain of the Company's existing debt agreements and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. See "--Control by Principal Stockholders" and "Description of Notes -- Change of Control."

FRAUDULENT CONVEYANCE CONSIDERATIONS

   Each Guarantor's Guarantee of the obligations of the Company under the Notes may be subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of such Guarantor. If a court were to find under relevant fraudulent conveyance statutes that, at the time the Notes were issued, (a) a Guarantor guaranteed the Notes with the intent of hindering, delaying or defrauding current or future creditors or (b) (i) a Guarantor received less than reasonably equivalent value or fair consideration for guaranteeing the Notes and (ii) (A) was insolvent or was rendered insolvent by reason of such Guarantee, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital or (C) intended to incur, or believed that it would incur, obligations beyond its ability to pay as such obligations matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes), then such court could avoid or subordinate such Guarantee to presently existing and future indebtedness of such Guarantor and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating such Guarantee. See "Description of Notes -- The Guarantees."

LACK OF PUBLIC MARKET FOR THE NEW NOTES

   There is no established trading market for the New Notes, and there can be no assurance as to (i) the liquidity of any such market that may develop,
(ii) the ability of holders of New Notes to sell their New Notes or (iii) the price at which the holders of New Notes would be able to sell their New Notes. If such a market were to exist, the New Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and the financial performance of the Company. The Company has been advised by the Initial Purchasers that, following completion of the Exchange Offer, they presently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so, and any market-making activity with respect to the New Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the pendency of a shelf registration statement filed pursuant to the Registration Rights Agreement. See "Description of Notes -- Registration Rights."

                               USE OF PROCEEDS

   The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as described in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to those of the New Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear any legends restricting their transfer and will not contain terms providing for an increase in the interest rate thereon under certain circumstances described in the Registration Rights Agreement. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled. Accordingly, the issuance of the New Notes will not result in any change in the indebtedness of the Company or the Guarantors.

   The net proceeds to the Company from the Initial Offering was approximately $140.8 million after deducting the discount to the initial purchasers of the Old Notes and offering expenses. $50.0 million of such net proceeds were used to repay amounts outstanding under the Senior Credit Facility. See "Description of Senior Credit Facility." The balance of such net proceeds was deposited with the Company's floor plan lenders, which deposits earn interest at floor plan rates. For a description of the Company's floor plan notes payable, see the notes to the Company's audited consolidated financial statements, incorporated herein by reference. The Company has such deposits available (in addition to other funds) for use for working capital and other general corporate purposes, including acquisitions. Since the closing of the Initial Offering, the Company has used approximately $2.0 million to finance the acquisition of Stone Mountain Jeep Eagle and approximately $3.5 million to finance the acquisition of Shreveport Dodge.

                                CAPITALIZATION

   The following table sets forth the short-term debt and consolidated capitalization of the Company as of September 30, 1997. This table should be read in conjunction with the consolidated historical and pro forma financial statements of the Company and the notes thereto incorporated by reference into this Prospectus.

                                            ------------------------
                                            AS OF SEPTEMBER 30, 1997
                                            ------------------------
In thousands
Short-term debt:
 Short-term debt, excluding floor plan (1)          $  6,790
 Current portion of long-term debt                     7,472
                                            ------------------------
  Total short-term debt                             $ 14,262
                                            ========================
Long-term debt (excluding current
 portion):
 Senior Credit Facility                             $     --
 Senior Subordinated Notes                           200,000
 Other                                                37,356
                                            ------------------------
  Total long-term debt                               237,356
                                            ------------------------
Stockholders' equity                                 323,719
                                            ------------------------
Total capitalization                                $561,075
                                            ========================

------------
(1) As of September 30, 1997, an aggregate of $243.0 million was outstanding under the Company's floor plan facilities.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following table sets forth selected historical consolidated financial and other data of the Company (and, where indicated, of the Predecessor Company) as of the dates and for the periods indicated, including the results of operations of acquired dealerships from their respective dates of acquisition. The balance sheet data as of December 31, 1996, 1995, 1994, 1993 and 1992 and the statements of operations data for the years ended December 31, 1996, 1995, 1994, 1993 and for the three months ended December 31, 1992 have been derived from the financial statements of the Company which have been audited by Coopers & Lybrand L.L.P., the Company's independent accountants. The selected consolidated financial data set forth below for the Company for the nine months ended September 30, 1997 and September 30, 1996 and for the Predecessor Company for the nine months ended September 30, 1992 are unaudited but have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments, consisting of only normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and results of operations for the periods presented. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The selected consolidated financial data should be read in conjunction with the consolidated financial statements and related notes and Pro Forma Condensed Consolidated Financial Statements of the Company.

                                     --------------------------------------------------------------------------------------
                                                                           THE COMPANY
                                     --------------------------------------------------------------------------------------
                                            NINE MONTHS                                                       THREE MONTHS
                                               ENDED                                                             ENDED
                                           SEPTEMBER 30,                 YEARS ENDED DECEMBER 31,             DECEMBER 31,
Dollars in thousands                    1997(2)     1996(3)      1996(4)     1995(5)     1994        1993         1992
                                     ------------ ----------  ------------ ---------- ---------- ---------- --------------
STATEMENTS OF OPERATIONS DATA:
Auto Dealerships
 Total revenues                        $1,541,133   $954,784   $1,302,031   $805,621   $731,629    $606,091         $98,040
 Cost of sales, including floor plan
  interest                              1,344,730    848,479    1,157,368    720,344    647,643     537,688          85,712
                                      ------------ ----------  ------------ ---------- ---------- ---------- --------------
 Gross profit                             196,403    106,305      144,663     85,277     83,986      68,403          12,328
 Selling, general and administrative
  expenses                                160,367     90,040      124,244     90,586     80,415      66,910          12,929
                                      ------------ ----------  ------------ ---------- ---------- ---------- --------------
 Operating income (loss)                   36,036     16,265       20,419     (5,309)     3,571       1,493            (601)
 Other interest expense                    (7,249)    (3,619)      (4,398)    (1,438)      (860)     (1,233)             --
 Other income (expense), net                  297      2,295        2,506      2,208     (2,899)         --              --
                                      ------------ ----------  ------------ ---------- ---------- ---------- --------------
Income (loss) before income
 taxes--Auto Dealerships                   29,084     14,941       18,527     (4,539)      (188)        260            (601)
Auto Finance
 Revenues                                   2,472      1,604        1,798        530          2          --              --
 Interest expense                            (408)      (276)        (421)      (174)        --          --              --
 Operating and other expenses              (3,438)    (2,054)      (2,867)    (1,738)      (618)         --              --
                                      ------------ ----------  ------------ ---------- ---------- ---------- --------------
Loss before income taxes--Auto
  Finance                                  (1,374)      (726)      (1,490)    (1,382)      (616)         --              --
                                      ------------ ----------  ------------ ---------- ---------- ---------- --------------
Total Company
 Income (loss) before minority
  interests, (provision) benefit for
  income taxes and extraordinary
  item                                     27,710     14,215       17,037     (5,921)      (804)        260            (601)
 Minority interests                          (118)    (2,792)      (3,306)       366       (887)       (117)            152
 (Provision) benefit for income
  taxes                                   (11,106)    (5,305)      (6,270)     2,089         --         (47)             --
                                      ------------ ----------  ------------ ---------- ---------- ---------- --------------
 Income (loss) before extraordinary
  item                                     16,486      6,118        7,461     (3,466)    (1,691)         96            (449)
Extraordinary item (net of income
 tax benefit)(6)                               --         --       (4,987)        --         --          --              --
                                      ------------ ----------  ------------ ---------- ---------- ---------- --------------
Net income (loss)                      $   16,486   $  6,118   $    2,474   $ (3,466)  $ (1,691)   $     96         $  (449)
                                      ============ ==========  ============ ========== ========== ========== ==============


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                        PREDECESSOR COMPANY(1)
                                      ------------------------
                                                   NINE MONTHS
                                                         ENDED
                                                 SEPTEMBER 30,
Dollars in thousands                                      1992
                                      ------------------------
STATEMENTS OF OPERATIONS DATA:
Auto Dealerships
 Total revenues                                       $297,010
 Cost of sales, including floor plan
  interest                                             257,845
                                      ------------------------
 Gross profit                                           39,165
 Selling, general and administrative
  expenses                                              40,873
                                      ------------------------
 Operating income (loss)                                (1,708)
 Other interest expense                                     --
 Other income (expense), net                                --
                                      ------------------------
Income (loss) before income
 taxes--Auto Dealerships                                (1,708)
Auto Finance
 Revenues                                                   --
 Interest expense                                           --
 Operating and other expenses                               --
                                      ------------------------
Loss before income taxes--Auto
  Finance                                                   --
                                      ------------------------
Total Company
 Income (loss) before minority
  interests, (provision) benefit for
  income taxes and extraordinary
  item                                                  (1,708)
 Minority interests                                         --
 (Provision) benefit for income
  taxes                                                   (197)
                                      ------------------------
 Income (loss) before extraordinary
  item                                                  (1,905)
Extraordinary item (net of income
 tax benefit)(6)                                            --
                                      ------------------------
Net income (loss)                                     $ (1,905)
                                      ========================


                            ----------------------------------------------------------------------
                                                         THE COMPANY
                            ----------------------------------------------------------------------
                               AS OF SEPTEMBER 30,           AS OF DECEMBER 31,
Dollars in thousands             1997     1996        1995       1994        1993       1992
                            ------------- ----------  ---------- ----------  ---------- ---------
BALANCE SHEET DATA:
Auto Dealerships
 Total assets               $858,613     $505,693     $227,275   $169,766   $154,218   $ 87,084
 Floor plan notes payable    242,960      170,170       97,823     92,310     84,601     57,887
 Other debt                  251,297       23,968       44,538     29,440     24,209      3,630
Auto Finance
 Net assets                   25,794       14,522        3,501        291       --         --
Total Company
 Total assets                887,603      522,950      236,027    170,342    154,218     87,084
 Floor plan notes payable    242,960      170,170       97,823     92,310     84,601     57,887
 Other debt                  251,618       24,969       49,199     29,440     24,209      3,630
 Total stockholders'
  equity                     323,719      281,468       49,240     28,785     25,264     19,243


                                        ---------------------------------------------------------------------------
                                                                        THE COMPANY
                                        ---------------------------------------------------------------------------
                                            NINE MONTHS                                                THREE MONTHS
                                               ENDED                                                          ENDED
                                           SEPTEMBER 30,             YEARS ENDED DECEMBER 31,          DECEMBER 31,
                                           1997      1996       1996       1995      1994      1993            1992
                                        --------- ---------  --------- ----------  -------- --------  -------------
Dollars in thousands
OTHER DATA:
EBITDA(7)                                $42,169    $20,660   $27,928    $(1,489)   $2,301    $2,417      $(322)
EBITDA margin(8)                             2.7%       2.2%      2.1%      (0.2)%     0.3%      0.4%      (0.3)%
Depreciation and amortization            $ 6,802    $ 2,550   $ 7,797    $ 2,820    $2,245    $  924      $ 279
Capital expenditures                     $ 8,378    $ 3,595   $ 6,771    $ 1,739    $5,237    $1,624      $ 511
Ratio of EBITDA to other interest
 expense (9)                                5.51x      5.30x     5.80x        (7)     2.68x     1.96x        (7)
Ratio of earnings to fixed charges(10)      4.62x      4.65x     4.54x       (10)      (10)     1.21x       (10)


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                        ------------------------
                                         PREDECESSOR COMPANY(1)
                                        ------------------------
                                                     NINE MONTHS
                                                           ENDED
                                                   SEPTEMBER 30,
                                                            1992
                                        ------------------------

Dollars in thousands
OTHER DATA:
EBITDA(7)                                        $(882)
EBITDA margin(8)                                  (0.3)%
Depreciation and amortization                    $ 826
Capital expenditures                             $ 445
Ratio of EBITDA to other interest
 expense (9)                                        (7)
Ratio of earnings to fixed charges(10)             (10)


(1) Predecessor Company represents the combined historical results of the DiFeo Group acquired by the Company on October 1, 1992.
(2) Includes the results of Crown Automotive from March 1, 1997, Hanna Nissan from April 22, 1997, the Staluppi Group from April 30, 1997, the Reed Group from May 30, 1997, Lance Landers from June 9, 1997 and Stone Mountain from August 22, 1997.
(3) Includes the results of Atlanta Toyota from January 1, 1996, United Nissan (GA) from May 1, 1996, Peachtree Nissan from July 1, 1996 and the Sun Automotive Group, the Evans Group and United Nissan (TN) from October 28, 1996.
(4) Includes the results of Atlanta Toyota from January 1, 1996, United Nissan (GA) from May 1, 1996, Peachtree Nissan from July 1, 1996 and the Sun Automotive Group, the Evans Group and United Nissan (TN) from October 28, 1996.
(5)    Includes the results of Landers Auto from August 1, 1995.
(6) Represents the 10% call premium and the write-off of original issue discount and related deferred financing costs arising from the October 1996 redemption of the Company's Series A and B Senior Notes due 2003.
(7) EBITDA is defined as income (loss) before minority interests, (provision) benefit for income taxes, extraordinary item, interest expense (exclusive of interest relating to floor plan notes payable) and depreciation and amortization. For the purpose of calculating EBITDA for the year ended December 31, 1996, amortization has been reduced by $1.7 million for the write-off of original issue discount arising from the early retirement of the Company's Series A and B Senior Notes due 2003, during October 1996, which was included as an extraordinary item in the Company's consolidated financial statements. The Company has included information concerning EBITDA because it is used by certain investors as a measure of a company's ability to service its debt. EBITDA is not required by GAAP and should not be considered an alternative to net income or any other measure of performance required by GAAP, or as an indicator of the Company's operating performance, and should be read in conjunction with the consolidated statements of cash flows in the consolidated financial statements of the Company included elsewhere herein. EBITDA was insufficient to cover non-floor plan interest expense for the year ended December 31, 1995, the three months ended December 31, 1992 and the nine months ended September 30, 1992 by $3.1 million, $0.3 million and $0.9 million, respectively.
(8) EBITDA margin is calculated as the ratio of EBITDA to consolidated revenues for the period.
(9) Includes other interest expense from Auto Dealerships and interest expense from Auto Finance.
(10) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before minority interests, (provision) benefit for income taxes, extraordinary item and fixed charges. Fixed charges consist of interest expense (excluding the amount of interest capitalized during the period and interest expense relating to floor plan notes payable and including amortization of deferred financing costs). Earnings were insufficient to cover fixed charges for the years ended December 31, 1995 and 1994, the three months ended December 31, 1992, and the nine months ended September 30, 1992 by $5.9 million, $0.8 million, $0.6 million and $1.7 million, respectively.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

   The Old Notes were sold by the Company on July 23, 1997 to the Initial Purchasers, who resold the Old Notes (i) to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance upon Rule 144A under the Securities Act and (ii) outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. In connection therewith, the Company, the Guarantors named therein and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Company and such Guarantors agreed, for the benefit of the Holders of the Old Notes, that they would, at their sole cost, (i) within 60 days following the original issuance of the Old Notes, file with the Commission the Exchange Offer Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to an issue of a series of new notes of the Company identical in all material respects to the series of Old Notes and (ii) use their reasonable best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act within 135 days following the original issuance of the Old Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, to be issued without a legend restricting their transfer and which may, subject to certain exceptions described below, be reoffered and resold by the Holder without restrictions or limitations under the Securities Act. The term "Holder" with respect to any Note means any person in whose name such Note is registered on the books of the Company.

   Each Holder desiring to participate in the Exchange Offer will be required to represent, among other things, that (i) it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes and (iii) it is acquiring the New Notes in the ordinary course of its business (a Holder unable to make the foregoing representations is referred to as a "Restricted Holder"). A Restricted Holder will not be able to participate in the Exchange Offer and may only sell its Old Notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

   Each broker-dealer (other than a Restricted Holder) that receives New Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") is required to acknowledge in the Letter of Transmittal that it acquired the Old Notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such New Notes. Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer to Participating Broker-Dealers may be offered for resale, resold, and otherwise transferred by a Participating Broker-Dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. The Company has agreed that for a period of 120 days following consummation of the Exchange Offer it will make this Prospectus available, for use in connection with any such resale, to any Participating Broker-Dealer that notifies the Company in the Letter of Transmittal that it may be subject to such prospectus delivery requirements. The Company believes that during such period of time, delivery of this Prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a Participating Broker-Dealer engaged in market-making or other trading activities. See "Exchange Offer" and "Plan of Distribution".

   Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold, and otherwise transferred by a Holder thereof (other than a Restricted Holder or a Participating Broker-Dealer) without compliance with the registration and prospectus delivery requirements of the Securities Act.

   If (i) prior to the consummation of the Exchange Offer, it is reasonably determined in good faith that (A) the New Notes upon receipt would not be tradable by Holders thereof, other than Restricted Holders, without registration under the Securities Act and applicable state securities laws or
(B) the Commission is unlikely to permit the consummation of the Exchange Offer or (ii) the Exchange Offer is commenced but not consummated prior to March 5, 1998 for any reason, then the Company is required under the

Registration Rights Agreement to file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities (as defined) by the Holders thereof who satisfy certain conditions relating to the provision of information for inclusion in the Shelf Registration Statement. The Company is required under the Registration Rights Agreement to file the Shelf Registration Statement as promptly as reasonably practicable but in no event later than 60 days after the date on which the Company becomes obligated to file same, to use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective within 135 days after the filing thereof and, except under certain circumstances, to keep the Shelf Registration Statement continuously effective under the Securities Act until July 23, 1999. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note and each New Note to which clause (i)(A) of the first sentence of this paragraph is applicable, until in the case of any such Notes (i) such Notes have been sold pursuant to an effective registration statement, (ii) such Notes have been sold in compliance with Rule 144 under the Securities Act or would be permitted to be sold pursuant to Rule 144(k) thereunder or (iii) such Notes cease to be outstanding.

   The Company will, in the event of the filing of the Shelf Registration Statement, provide to each Holder of Transfer Restricted Securities covered by the Shelf Registration Statement copies of any Shelf Registration Statement or any prospectus which is a part thereof, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of Transfer Restricted Securities. A Holder of Transfer Restricted Securities that sells such Transfer Restricted Securities pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including certain indemnification obligations). In addition, Holders of Transfer Restricted Securities will be required to deliver information to be used in connection with the Shelf Registration Statement within a reasonable time in order to have their Transfer Restricted Securities included in the Shelf Registration Statement and receive any Additional Interest (as defined). The Company will notify such Holders of the occurrence of any event that makes any statement made in the Shelf Registration Statement untrue in any material respect or that requires the making of any changes so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in which case such Holders will be prohibited from using the Shelf Registration Statement and any prospectus which is a part thereof until the Company amends or supplements the same.

   If (i) the Company is required to file the Shelf Registration Statement and (A) it has not been filed on or prior to the date by which it is required to be filed, (B) it is not declared effective by the Commission on or prior to the 135th day after filing thereof or (C) it is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the period specified in the Registration Rights Agreement or (ii) the Exchange Offer is not consummated on or prior to January 4, 1998 (each such event referred to in clauses (i) and (ii) above, a "Registration Default"), then the Company will pay liquidated damages in the form of additional interest ("Additional Interest") (in addition to the interest otherwise due thereon) to each Holder of affected Notes, if any, in an amount equal to 25 basis points per annum on the principal amount thereof for each day during the first 90-day period that the Registration Default continues. The amount of Additional Interest, if any, will increase by an additional 25 basis points per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest of 100 basis points per annum. Following the cure of all Registration Defaults, Additional Interest, if any, will cease to accrue.

   Payment of Additional Interest is the sole remedy available to the Holders of Transfer Restricted Securities in the event that the Company does not comply with the deadlines set forth in the Registration Rights Agreement with respect to the registration of Transfer Restricted Securities for resale under the Shelf Registration Statement.

TERMS OF THE EXCHANGE OFFER

   Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

   The terms of the New Notes will be identical in all material respects to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer and will not be entitled to Additional Interest, if any, under certain circumstances described in the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture under which the Old Notes were, and the New Notes will be, issued.

   As of the date of this Prospectus, $150.0 million aggregate principal amount of the Old Notes is outstanding. The Company has fixed the close of business on November 19, 1997 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date, there was one registered Holder of the Old Notes.

   Holders of the Old Notes do not have any appraisal or dissenters' rights under law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

   Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

   The term "Expiration Date" shall mean 5:00 p.m., New York City time, on December 22, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

   In order to extend the Exchange Offer, the Company will notify the Exchange Agent (as defined) of any extension by oral or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled Expiration Date, unless otherwise required by applicable law or regulation.

   The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth below under the caption "--Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

   Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

   Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. A Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined), and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either
(i) certificates for such Old Notes must be received by the Exchange Agent prior to the Expiration Date along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes into the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes, or Book-Entry Confirmation, as the case may be, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

   DTC has authorized DTC participants that hold Old Notes on behalf of beneficial owners of Old Notes through DTC to tender their Old Notes as if they were Holders. To effect a tender of Old Notes, DTC participants should either (i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof), have the signature thereon guaranteed if required by the instructions to the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such manually signed facsimile) to the Exchange Agent pursuant to the procedure set forth in "Procedures for Tendering" or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP") for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in "--Book-Entry Transfer."

   The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

   The method of delivery of the Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old Notes, or Book-Entry Confirmation, as the case may be, should be sent to the Company.

   Any beneficial owner whose Old Notes are registered in the name of a broker, dealer commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Old Notes, either make appropriate arrangement to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

   If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power and signed by such registered Holder as such registered Holder's name appears on such Old Notes.

   If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

   Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Issuance Instructions" or "Special

Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad15 under the Exchange Act (an "Eligible Institution").

   All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give notice of any defect or irregularity with respect to any tender of Old Notes. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will not be deemed to have been properly tendered. Such Old Notes will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

   By tendering, each Holder will represent to the Company, among other things, that such Holder is not a Restricted Holder. In addition, each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

   For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or Agent's Message and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the Expiration Date.

BOOK-ENTRY TRANSFER

   The Exchange Agent will establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this Prospectus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of Old Notes may make a book-entry tender of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although tender of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and validly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Exchange Agent at its address set forth below under the caption "Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The confirmation of book-entry transfer of Old Notes into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Exchange Agent.

   The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Old Notes stating (i) the aggregate principal amount of Old Notes which have been tendered by such participant,
(ii) that such participant has received and agrees to be bound by the term of the Letter of Transmittal and (iii) that the Company may enforce such agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

   Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

     (a) the tender is made through an Eligible Institution;

     (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, together with the certificate(s) representing the Old Notes, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) such properly completed and executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, as well as the certificate(s) representing all tendered Old Notes in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

WITHDRAWAL OF TENDERS

   Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

   To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of the Book-Entry Transfer Facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

   Any Old Notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes).

CONDITIONS

   Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

     (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

     (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

     (d) there shall have occurred (i) any general suspension of trading in, or general limitation on prices for securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority that adversely affects the extension of credit to the Company or (iii) a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States; or, in the case any of the foregoing exists at the time of commencement of the Exchange Offer, a material acceleration or worsening thereof; or

     (e) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

   The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange

Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "--Withdrawal of Tenders" above) or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

   The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                           To: The Bank of New York
                          By Hand/Overnight Courier:
                             The Bank of New York
                              101 Barclay Street
                           New York, New York 10286
                             Attn: Benjamin Post
                            Reorganization Section
                            Facsimile Transmission
                                (212) 815-6339
                     Confirm by Telephone: (212) 815-6335

FEES AND EXPENSES

   The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by officers and regular employees of the Company and its affiliates.

   The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

   The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

   The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

   The New Notes will be recorded at the same carrying value as the Old Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the Notes.

REGULATORY APPROVALS

   The Company does not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the Exchange Offer, other than the effectiveness of the Exchange Offer Registration Statement under the Securities Act.

OTHER

   Participation in the Exchange Offer is voluntary and Holders of Old Notes should carefully consider whether to accept the terms and conditions thereof. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

CONSEQUENCES OF FAILURE TO PROPERLY TENDER OLD NOTES IN THE EXCHANGE OFFER

   Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, Holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but not accepted by the Company for exchange, will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain rights under the Registration Rights Agreement will terminate.

   In the event the Exchange Offer is consummated, the Company will not be required to register the unexchanged Old Notes. Unexchanged Old Notes will continue to be subject to the following restrictions on transfer: (i) the unexchanged Old Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available thereunder or if neither such registration nor such exemption is required by law and (ii) the unexchanged Old Notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom. The Company does not currently anticipate that it will register the unexchanged Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for unexchanged Old Notes could be adversely affected.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Pursuant to an agreement between United AutoCare and a wholly-owned subsidiary of Trace, effective as of January 1, 1997, the Company's exposure with respect to United AutoCare's extended service contracts are assumed by such subsidiary in exchange for certain fees. As of September 30, 1997, aggregate fees paid under such agreement totaled approximately $750,000.

                    DESCRIPTION OF SENIOR CREDIT FACILITY

   The Company has entered into a Credit Agreement, dated as of March 20, 1997, providing for revolving loans of up to $50.0 million from a syndicate of banks led by The Bank of Nova Scotia and Morgan Guaranty Trust Company of New York (as amended, the "Senior Credit Facility"). Of the available commitments under the Senior Credit Facility, $45.0 million may be used to finance acquisitions of automobile dealerships and related expenses and $5.0 million may be used for working capital purposes. All loans outstanding under the Senior Credit Facility were repaid out of the proceeds of the Initial Offering.

   To permit the offering of the Series B Notes, the consent of the banks representing a majority of the aggregate amount of the commitments under the Senior Credit Facility was required to amend certain terms thereof, such as the debt incurrence covenant and various financial ratios. Prior to such offering, such banks waived, until January 15, 1998, any violations caused by such offering and agreed to commence the requisite internal procedures to effect a formal amendment. Pending such amendment, the Company will not be permitted to borrow funds under the Senior Credit Facility. No assurance can be given that such amendment will be effected, and if it is not, the Company will need to secure a new credit facility.

Interest on outstanding loans is payable quarterly in arrears at the rate per annum, at the option of the Company, of either (a) the Base Rate Margin plus the higher of (i) the prime rate announced by The Bank of Nova Scotia or (ii) the federal funds rate plus 0.5%, or (b) the Euro-Dollar Margin plus an amount based on the applicable Euro-Dollar Reserve Percentage (as defined). Through December 31, 1997, the Base Rate Margin is 1.75% and the Euro-Dollar Margin is 2.75%. The interest rate at June 30, 1997 was 9.9%. After December 31, 1997, based upon the Company's Leverage Ratio (as defined) as of the end of the last fiscal quarter for which the Company has delivered financial statements to the banks, the Base Rate Margin will be between 1.75% and 3.0% and the Euro-Dollar will be between 2.75% and 4.0%. Any overdue principal or interest will bear interest at the rate per annum of 2.0% plus the applicable margin. In addition, the Company is required to pay a quarterly commitment fee of 0.5% per annum on the amount of unused commitments.

Subject to certain conditions, the Company is entitled to borrow money under the Senior Credit Facility at any time until March 19, 1998. The Company is required to repay loans outstanding thereunder, unless otherwise accelerated upon an event of default, in accordance with the following schedule:

 PRINCIPAL REPAYMENT DATE     AMOUNT OF REPAYMENT
 ------------------------     -------------------
      June 20, 1998               $ 4,000,000
      September 20, 1998            4,000,000
      December 20, 1998             4,000,000
      March 20, 1999                4,000,000
      June 20, 1999                 4,000,000
      September 20, 1999            4,000,000
      December 20, 1999             4,000,000
      March 20, 2000               22,000,000

   If the aggregate principal amount of loans outstanding on March 19, 1998 is less than $50.0 million, the amount of later required repayments will be reduced. In addition, the Company is required to repay loans in an amount equal to (i) 80% of the net proceeds of certain types of equity issuances and
(ii) 50% of any Excess Cash Flow (as defined) for the 1997 or 1998 fiscal year. The Company may make prepayments at any time without payment of any penalty or premium (other than breakage costs in connection with Euro-Dollar loans).

The Senior Credit Facility contains various covenants and events of default customary for agreements of this type.

Indebtedness under the Senior Credit Facility ranks senior to the Notes. The Senior Credit Facility is guaranteed by substantially all of the Company's subsidiaries, is secured by the pledge of the ownership interests of most of such subsidiaries and requires the Company, to the extent permitted, to deliver a guarantee and a pledge with respect to each newly acquired subsidiary. Such requirement, as well as certain other covenants under the Senior Credit Facility, may be waived with the consent of the banks representing a majority of the aggregate amount of the commitments thereunder.

                             DESCRIPTION OF NOTES

   As used below in this "Description of Notes" section, the "Company" means United Auto Group, Inc. but not any of its subsidiaries. The Old Notes were issued, and the New Notes are to be issued, under an Indenture dated as of July 23, 1997 (as amended, the "Indenture") among the Company, the Guarantors and The Bank of New York, as Trustee (the "Trustee"). The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer and will not contain terms providing for an increase in the interest rate thereon under certain circumstances described in the Registration Rights Agreement. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture and the Registration Rights Agreement are filed as exhibits to the Registration Statement of which this Prospectus is a part. The statements under this caption relating to the Notes, the Indenture and the Registration Rights Agreement are summaries of all the material terms thereof but do not purport to be complete, and where reference is made to particular provisions of the Indenture or the Registration Rights Agreement, such provisions, including the definitions of certain terms, are qualified in their entirety by such reference. Terms defined under "--Certain Definitions" have the meanings in this "Description of Notes" as set forth therein.

   The Notes are unsecured obligations of the Company, limited to $150.0 million aggregate principal amount. The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Initially, the Trustee will act as paying agent and registrar for the Notes.

PRINCIPAL, MATURITY AND INTEREST

   The Notes were issued on the Issue Date at 98.529% of their principal amount and will mature on July 15, 2007. The Notes bear interest at the rate of 11% per annum from the Issue Date or from the most recent interest payment date to which interest has been paid or provided for. Interest is payable semiannually on January 15 and July 15 of each year, commencing January 15, 1998, to the Person in whose name a Note is registered (a "Holder") at the close of business on the preceding January 1 or July 1 (each, a "Record Date"), as the case may be. Interest on the Notes is computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the Notes to the paying agent for the Notes to collect principal payments. The Company will pay principal and interest by check and may mail interest checks to a Holder's registered address.

OPTIONAL REDEMPTION

   The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after July 15, 2002 and prior to maturity, upon not less than 30 or more than 60 days' notice mailed to each Holder of Notes to be redeemed, in amounts of $1,000 or an integral multiple thereof, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest to but excluding the date fixed for redemption (subject to the right of Holders on the relevant Record Date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), if redeemed during the 12-month period beginning July 15 of the years indicated:

 YEAR                  PERCENTAGE
--------------------  ------------
2002 ................    105.500%
2003 ................    103.667
2004 ................    101.833
2005 and thereafter      100.000

   In addition, prior to July 15, 2000, the Company may redeem Notes with the net cash proceeds received by the Company from one or more Public Equity Offerings, at a redemption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest to (but excluding) the date fixed for redemption; provided, however, that at least $100.0 million in aggregate principal amount of Notes remains outstanding immediately after any such redemption (excluding any Notes owned by the Company or any of its Affiliates). Notice of redemption pursuant to this paragraph must be mailed to Holders of Notes to be redeemed not later than 60 days following the consummation of the relevant Public Equity Offering.

   Selection of Notes for any partial redemption shall be made by the Trustee, in accordance with the rules of any national securities exchange on which the Notes may be listed or, if the Notes are not so listed, pro rata or by lot or in such other manner as the Trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed to each Holder of Notes to be redeemed at such Holder's registered address. On and after the date fixed for redemption, interest will cease to accrue on Notes or portions thereof called for redemption.

   The Notes do not have the benefit of any sinking fund.

CHANGE OF CONTROL

   Within 30 days following a Change of Control, the Company will commence an Offer to Purchase all outstanding Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest to the Purchase Date. Such Offer to Purchase will be consummated not earlier than 30 days and not later than 60 days after the commencement thereof. Each Holder shall be entitled to tender all or any portion of the Notes owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must bear an integral multiple of $1,000 principal amount.

   A "Change of Control" will be deemed to have occurred in the event that (whether or not otherwise permitted by the Indenture) after the Issue Date
(a) any transaction (including, without limitation, any merger or consolidation) shall be consummated after which any Person or any Persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates, other than Permitted Holders, shall "beneficially own" (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least (x) 50% of the voting power of the outstanding Voting Stock of the Company or (y) 40% of the voting power of the Voting Stock of the Company, and the Permitted Holders own in the aggregate less than such Person or Group (in doing the "own less than" comparison in this clause (ii), the holdings of the Permitted Holders who are members of the new Group shall not be counted in the voting power of such new Group);
(b) (x) the Company or any Restricted Subsidiary sells, leases or otherwise transfers all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person other than a Wholly Owned Subsidiary, or (y) the Company consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, the Company, in either case under this clause (b), in one transaction or series of related transactions in which immediately after the consummation thereof Persons owning a majority of the voting power of the Voting Stock of the Company immediately prior to such consummation shall cease to own a majority of the voting power of the Voting Stock of the Company or the surviving or transferee entity if other than the Company; (c) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company; or (d) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

   In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act. The Company will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by the Company and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

   With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" of the assets of the Company and the Restricted Subsidiaries, taken as a whole, will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company and the Restricted Subsidiaries, taken as a whole, has occurred. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control. The ability of the Company to pay cash to the Holders upon a Change of Control may be limited by its then existing financial resources. The Senior Credit Facility contains certain covenants that may limit or impede the Company's ability to repurchase Notes upon a Change of Control, and future debt agreements of the Company may prohibit or limit such repurchase. If the Company does not obtain a waiver or consent from the holders of such Indebtedness (if required) or repay such Indebtedness, the Company may be prohibited from repurchasing Notes. In such event, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would in turn constitute a default under the Senior Credit Facility and possibly other Indebtedness. None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of the Company or the Trustee. See "Risk Factors -- Change of Control."

   The foregoing provisions will not prevent the Company from entering into transactions of the types described above with management or their affiliates. In addition, such provisions may not necessarily afford the Holders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the Holders because such transactions may not involve a shift in voting power or beneficial ownership, or even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger the provisions.

SUBORDINATION

   The Company's obligations with respect to the payment of the principal of and interest on the Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full of all Senior Debt of the Company.

   Upon any payment or distribution of assets or securities of the Company of any kind or character (whether in cash, property or securities) upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due with respect to Senior Debt of the Company (including any interest accruing subsequent to an event of bankruptcy or insolvency, whether or not allowed or allowable thereunder) shall first be paid in full, or payment provided for, before the Holders or the Trustee on their behalf shall be entitled to receive any payment by the Company of the principal of or interest on the Notes, or any payment to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities. Before any payment may be made by or on behalf of the Company of the principal of or interest on the Notes upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to which the Holders or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Debt of the Company (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their representative(s) or to the trustee(s) under any indenture pursuant to which any such Senior Debt may have been issued as their respective interests may appear, to the extent necessary to pay all such Senior Debt in full after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

   No direct or indirect payment by or on behalf of the Company of principal of or interest on the Notes (other than payments to Holders from funds held in trust for the benefit of Holders pursuant to the defeasance provisions of the Indenture), whether pursuant to the terms of the Notes or upon acceleration or otherwise, will be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Senior Debt, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived. In addition, during the continuance of any non-payment default or non-payment event of default with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated, and upon receipt by the Trustee of written notice (a "Payment Blockage Notice") from a holder or holders of such Designated Senior Debt or the trustee or agent acting on behalf of such Designated Senior Debt, then, unless and until such default or event of default has been cured or waived or has ceased to exist or such Designated Senior Debt has been discharged or repaid in full, or the requisite holders of such Designated Senior Debt have otherwise agreed in writing, no payment or distribution will be made by or on behalf of the Company on account of or with respect to the Notes (except payments to Holders from funds held in trust for the benefit of Holders pursuant to the defeasance provisions of the Indenture) during a period (a "Payment Blockage Period") commencing on the date of receipt of such Payment Blockage Notice by the Trustee and ending 179 days thereafter. Notwithstanding anything herein to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date of the Payment Blockage Notice in respect thereof was given and (y) there must be 180 days in any 365 day period during which no Payment Blockage Period is in effect. Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 365 consecutive days. No default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Debt initiating such Payment Blockage Period may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Debt or the trustee or agent acting on behalf of such Designated Senior Debt, whether or not within a period of 365 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

   The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this section will not be construed as preventing the occurrence of an Event of Default described in clause (a), (b) or (c) of the first paragraph under "--Events of Default."

   By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders will be paid to holders of Senior Debt of the Company to the extent necessary to repay such Senior Debt in full, and the Company may be unable to fully meet its obligations with respect to the Notes. Subject to the restrictions set forth in the Indenture, in the future the Company may incur additional Senior Debt. See "Risk Factors -- Subordination of the Notes and the Guarantees; Release of Guarantees."

   At September 30, 1997, there was an aggregate of $294.6 million of Senior Debt of the Company and the Guarantors outstanding.

THE GUARANTEES

   The Guarantors, jointly and severally, fully and unconditionally guarantee (subject to fraudulent conveyance laws) on a senior subordinated basis all of the obligations of the Company under the Indenture, including its obligation to pay principal of and interest on the Notes. The obligation of each Guarantor is limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors -- Fraudulent Conveyance Considerations." Except as provided in "--Covenants," the Company is not restricted from selling or otherwise disposing of a Guarantor.

   The Company will not permit any Subsidiary to become an obligor (including as guarantor) under, or in respect of, the Senior Credit Facility without causing such Subsidiary to become a Guarantor. Any such Subsidiary shall (a) execute and deliver a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (b) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Subsidiary (subject, in the case of enforceability, to customary bankruptcy, insolvency, fraudulent conveyance and similar exceptions).

   Any Subsidiary of the Company that ceases to be an obligor (including as guarantor) under, or in respect of, the Senior Credit Facility shall be released from its Guarantee upon delivery of an officers' certificate to the Trustee certifying to such effect.

   In addition, the Indenture provides that if all of the Capital Stock of a Guarantor is sold by the Company or any Subsidiary in a transaction constituting an Asset Disposition (or which, but for the provisions of clause
(c) of the definition of such term, would constitute an Asset Disposition), and, if required by the Indenture, (x) the Net Available Proceeds from such Asset Disposition are used in accordance with the covenant described under "--Covenants -- Limitation on Certain Asset Dispositions" or (y) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Available Proceeds from such Asset Disposition will be used in accordance with the covenant described under "--Covenants -- Limitation on Certain Asset Dispositions" within the time limits specified by such covenant, then such Guarantor shall be released and discharged from its Guarantee upon such use in the case of clause (x) or upon such delivery in the case of clause (y).

   The Company may, at its option, cause any of its Subsidiaries to be a Guarantor.

   The obligations of each Guarantor under its Guarantee are subordinated to the prior payment in full of all Senior Debt of such Guarantor on the same basis as the obligations of the Company on the Notes are subordinated to Senior Debt of the Company. See "Risk Factors -- Subordination of the Notes and the Guarantees; Release of Guarantees." Each Guarantee ranks pari passu in right of payment with any other senior subordinated indebtedness of the Guarantor thereof and senior to any future Subordinated Indebtedness of such Guarantor.

   Separate financial statements of the Guarantors are not included herein because (i) the Company is a holding company with no independent operations,
(ii) the Guarantees are full and unconditional (except to the extent necessary to comply with fraudulent conveyance laws), (iii) the Guarantors are jointly and severally liable with respect to the Notes and (iv) Atlantic Finance and its subsidiaries are the sole subsidiaries of the Company that are not Guarantors and financial information with respect to such entities is set forth separately on the face of the Company's consolidated financial statements under the caption "Auto Finance."

COVENANTS

   The Indenture contains, among others, the following covenants:

Limitation on Incurrence of Indebtedness

   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness, except:

     (i) Indebtedness of the Company or any Restricted Guarantor, if the Consolidated Cash Flow Ratio for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the Incurrence of such Indebtedness would be greater than 2.0 to 1.0, and Permitted Refinancings thereof;

     (ii) Indebtedness of the Company Incurred under the Senior Credit Facility in an aggregate amount not to exceed $100.0 million less any amount of Indebtedness repaid from the proceeds of Asset Dispositions as provided under "--Limitation on Certain Asset Dispositions," which repayment results in a permanent reduction of the commitments under the Senior Credit Facility;

     (iii) Indebtedness owed by the Company to any Restricted Guarantor or Indebtedness owed by a Restricted Subsidiary to the Company or a Restricted Guarantor; provided, however, upon either (x) the transfer or other disposition by such Restricted Guarantor or the Company of any Indebtedness so permitted under this clause (iii) to a Person other than the Company or another Restricted Guarantor or (y) such Restricted Guarantor's ceasing to be a Restricted Guarantor, the provisions of this clause (iii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

     (iv) Interest Rate Obligations of the Company or any Restricted Subsidiary relating to Indebtedness of the Company or such Restricted Subsidiary permitted to be Incurred under the Indenture; provided, however, that the notional amount of such Interest Rate Obligations does not exceed the amount of the Indebtedness to which such Interest Rate Obligations relate;

     (v) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements to the extent relating to (x) Indebtedness of the Company or any Restricted Subsidiary permitted to be Incurred under the Indenture and/or (y) obligations to purchase assets, properties or services incurred in the ordinary course of business of the Company or any Restricted Subsidiary; provided, however, that such Currency Agreements do not increase the Indebtedness or other obligations of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities or compensation payable thereunder;

     (vi) Permitted Refinancings of any Indebtedness to the extent outstanding on the Issue Date;

     (vii) Indebtedness of the Company under the Notes and the Exchange Notes, and Permitted Refinancings thereof;

     (viii) Floor Plan Notes;

     (ix) Acquired Indebtedness and Permitted Refinancings thereof;

     (x) guarantees by the Company or any Restricted Guarantor of Indebtedness of the Company or any Restricted Subsidiary otherwise permitted to be Incurred under the Indenture;

     (xi) Purchase Money Debt, and Permitted Refinancings thereof, in an aggregate amount not to exceed $35.0 million at any time outstanding;

     (xii) Atlantic Finance Loans; and

     (xiii) Indebtedness of the Company or any Restricted Guarantor not otherwise permitted to be Incurred pursuant to clauses (i) through (xii) above which, together with any other outstanding Indebtedness Incurred pursuant to this clause (xiii), does not exceed $20.0 million in the aggregate at any time outstanding.

Limitation on Restricted Payments

   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

     (i) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of Capital Stock of the Company or any Restricted Subsidiary (excluding any (x) dividends or distributions payable solely in shares of Qualified Stock or in options, warrants or other rights to acquire such shares, or (y) in the case of any Restricted Subsidiary, dividends or distributions payable to the Company or a Restricted Subsidiary),

     (ii) purchase, redeem or otherwise acquire or retire for value any shares of Capital Stock of the Company or any Restricted Subsidiary, any options, warrants or rights to purchase or acquire such shares or any securities convertible or exchangeable into such shares (excluding any such shares, options, warrants, rights or securities that are owned by the Company or a Restricted Subsidiary),

     (iii) make any Investment (other than a Permitted Investment), or make any payment on a guarantee of any obligation of any Person other than the Company or a Restricted Subsidiary, or

     (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Subordinated Indebtedness (each of the transactions described in clauses (i) through (iv) (other than any exception to any such clause) being a "Restricted Payment")

     if, at the time thereof:

        (1) a Default shall have occurred and be continuing, or

        (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause
       (i) of "--Limitation on Incurrence of Indebtedness," or

        (3) upon giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments (other than any Restricted Payment described in clause (ii), (iii), (iv), (v), (vi), (vii) or (viii) of the next paragraph) (including the Fair Market Value of all Restricted Payments not made in cash or Cash Equivalents, valued at the time of each such Restricted Payment) declared or made on or after the Issue Date exceeds the sum of the following (the "Basket"):

            (a) 50% of cumulative Consolidated Net Income of the Company (or, in the case cumulative Consolidated Net Income of the Company shall be negative, less 100% of such deficit) for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs through the last day of the fiscal quarter for which financial statements are available; plus

            (b) the aggregate net cash proceeds received (other than from a Subsidiary of the Company) after the Issue Date from the issuance of, or equity contribution with respect to, shares of Qualified Stock and warrants, rights or options to purchase or acquire such shares; plus

            (c) the amount by which Indebtedness of the Company or any Restricted Subsidiary (other than Subordinated Indebtedness) is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date into Qualified Stock (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange to the extent such cash or other property reduced the amount of such Indebtedness); plus

            (d) the aggregate after-tax net proceeds (consisting of cash and Cash Equivalents) from the sale or other disposition of, or any distribution in respect of, any Investment (other than any such proceeds that the Company elects to be applied toward the calculation of Net Investment under clause (vii) or (viii) of the next paragraph) constituting a Restricted Payment made after the Issue Date; provided, however, that any gain (or loss) on such sale or disposition or any such distribution included in such after-tax net proceeds shall not be included in determining Consolidated Net Income for purposes of clause (a) above; provided, further, that amounts included in this clause (d) shall not exceed the Net Investment by the Company in the Person (or its Subsidiaries) in respect of which such Investment was made; plus

            (e) $10.0 million.

   The foregoing provision will not prohibit any of the following:

     (i) any dividend on any class of Capital Stock of the Company or any Restricted Subsidiary paid within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company or such Restricted Subsidiary, as the case may be, could have paid such dividend in accordance with the provisions of the Indenture;

     (ii) the Refinancing of any Subordinated Indebtedness otherwise permitted pursuant to the terms of the Indenture described in clause (v) of "--Limitation on Incurrence of Indebtedness";

     (iii) the exchange or conversion of any Indebtedness of the Company or any Restricted Subsidiary for or into Qualified Stock;

     (iv) any Restricted Payment made with the proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) for cash of Qualified Stock;

     (v) any Investment to the extent that the consideration therefor consists of Qualified Stock;

     (vi) required or ratable payments to holders of minority interests in any Restricted Subsidiary;

     (vii) any Investments in Atlantic Finance or any of its Subsidiaries; provided, however, that the Net Investment in respect of Investments made pursuant to this clause (vii) shall not exceed $25.0 million in the aggregate at any time outstanding; and

     (viii) Investments not otherwise permitted pursuant to clauses (i) through (vii) above; provided, however, that the Net Investment in respect of Investments made pursuant to this clause (viii) shall not exceed $20.0 million in the aggregate at any time outstanding;

   provided, however, that (I) with respect to each of clauses (iv), (v),
(vi), (vii) and (viii) no Default shall have occurred and be continuing and
(II) no issuance of Qualified Stock pursuant to clause (ii), (iii), (iv),
(v), (vi), (vii) or (viii) shall increase the Basket.

   The Indenture provides that for purposes of this covenant, (i) an "Investment" shall be deemed to be made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company's equity interest in such Restricted Subsidiary) equal to the Fair Market Value of such Restricted Subsidiary at such time; provided, however, that in the event that any Subsidiary acquired after the Issue Date is designated an Unrestricted Subsidiary, the amount of Investment deemed made at such time shall be equal to the Net Investment of the Company and the Restricted Subsidiaries in such Restricted Subsidiary at such time; (ii) upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Basket shall be increased by the amount (proportionate to the Company's equity interest in such Unrestricted Subsidiary) equal to the lesser of (x) the Fair Market Value of such Unrestricted Subsidiary at the time of such redesignation and (y) the Net Investment of the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary; provided, however, that in the event that any Subsidiary acquired after the Issue Date is redesignated a Restricted Subsidiary, the amount of such increase shall be equal to the Net Investment of the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary at such time; and (iii) an "Investment" shall be deemed to be made at the time that the ownership or voting power of the Company and the Restricted Subsidiaries in any Restricted Subsidiary is reduced to below majority (but greater than zero) in an amount equal to the Fair Market Value of such former Restricted Subsidiary at such time multiplied by the percentage ownership or voting power (whichever is less) of the Company and the Restricted Subsidiaries in such former Restricted Subsidiary; provided, however, that in the event that the ownership or voting power of any Subsidiary acquired after the Issue Date is so reduced, the amount of Investment deemed made at such time shall be equal to the Net Investment of the Company and the Restricted Subsidiaries in such former Restricted Subsidiary at such time. Notwithstanding the foregoing, Atlantic Finance and its Subsidiaries shall be designated Unrestricted Subsidiaries as of the Issue Date and such designation shall not be deemed an Investment.

Limitation on Restrictions Affecting Restricted Subsidiaries

   The Company will not, and will not permit any Restricted Subsidiary (other than a Restricted Guarantor) to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to, or guarantee any Indebtedness of, the Company or any Restricted Subsidiary or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary, except for (a) any encumbrance or restriction existing under or by reason of any agreement in effect on the Issue Date (including the Senior Credit Facility) as any such agreement is in effect on such date or as such agreement is amended thereafter but only if such encumbrance or restriction is no more restrictive than in the agreement being amended, (b) any encumbrance or restriction under any agreement of or relating to such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date and not Incurred in anticipation or contemplation of becoming a Restricted Subsidiary and provided such encumbrance or restriction shall not apply to any assets of the Company or any Restricted Subsidiary other than the Restricted Subsidiary so acquired or its assets, (c) customary provisions contained in an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary or assets, (d) any encumbrance or restriction existing under or by reason of applicable law,
(e) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary, (f) covenants in franchise agreements with car manufacturers customary for franchise agreements in the automobile retailing industry, (g) covenants in purchase money obligations for property restricting transfer of such property, (h) covenants in security agreements securing Indebtedness of a Restricted Subsidiary (to the extent that such Liens were otherwise incurred in accordance with "--Limitation on Liens" below) that restrict the transfer of property subject to such agreements and (i) customary covenants in Floor Plan Notes.

Limitation on Liens

   The Company will not, and will not permit any Restricted Subsidiary to, incur or suffer to exist any Lien on or with respect to any property or assets of the Company or any Restricted Subsidiary owned on the Issue Date or thereafter acquired or on the income or profits thereof to secure Indebtedness, without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes or the Guarantee of such Restricted Subsidiary (and, if the Company shall so determine, any other Indebtedness of the Company or such Restricted Subsidiary, including Subordinated Indebtedness; provided, however, that Liens securing the Notes and any Indebtedness pari passu with the Notes are senior to such Liens securing such Subordinated Indebtedness) equally and ratably with such Indebtedness or, in the event such Indebtedness is subordinate in right of payment to the Notes or the Guarantee, prior to such Indebtedness, as to such property or assets for so long as such Indebtedness shall be so secured.

   The foregoing restrictions shall not apply to (i) Liens existing on the Issue Date securing Indebtedness existing on the Issue Date; (ii) Liens securing Senior Debt (including Liens securing Floor Plan Notes and Indebtedness under the Senior Credit Facility) and any guarantees thereof to the extent that the Indebtedness secured thereby is permitted to be incurred under the covenant described under "--Limitation on Incurrence of Indebtedness;" (iii) Liens securing only the Notes and the Guarantees, if any; (iv) Liens in favor of the Company or a Guarantor, if any; (v) Liens to secure Indebtedness Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property (or any other capital expenditure financing) subject to such Liens; provided, however, that (a) the aggregate principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item, (c) the Indebtedness secured by such Lien is Incurred by the Company within 180 days of the acquisition, construction or improvement of such property and (d) the Incurrence of such Indebtedness is permitted by the provisions of the Indenture described under "--Limitation on Incurrence of Indebtedness;" (vi) Liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation or contemplation of the financing of such acquisition); (vii) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof); (viii) Liens to secure Indebtedness Incurred to Refinance, in whole or in part, any Indebtedness secured by Liens referred to in the foregoing clauses (i)-(vii) so long as such Liens do not extend to any property other than the property securing the Indebtedness being Refinanced and the principal amount of Indebtedness so secured is not increased except for the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness Refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such Refinancing by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of the issuer of such Indebtedness reasonably incurred in connection with such Refinancing; and (viii) Liens in favor of the Trustee as provided for in the Indenture on money or property held or collected by the Trustee in its capacity as Trustee.

Limitation on Certain Asset Dispositions

   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make one or more Asset Dispositions unless: (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the Fair Market Value of the assets sold or disposed of; and (ii) not less than 80% of the consideration for the disposition consists of (A) cash or Cash Equivalents (including any held in escrow); (B) the assumption of Indebtedness (other than non-recourse Indebtedness or any Subordinated Indebtedness) of the Company or such Restricted Subsidiary or other obligations relating to such assets (provided, however, that the Company and the Restricted Subsidiaries are released from any liability for such Indebtedness); (C) Replacement Assets or (D) any combination of the foregoing clauses (A), (B) and (C). All Net Available Proceeds of an Asset Disposition shall be applied within

360 days of such Asset Disposition (i) to capital investments in properties or assets that will be used in a business of the Company and the Restricted Subsidiaries conducted on the Issue Date or in a business reasonably related thereto and/or (ii) to the permanent reduction and prepayment of any Senior Debt of the Company then outstanding (including a permanent reduction of commitments in respect thereof). Any Net Available Proceeds from any Asset Disposition that are not applied as provided in the immediately preceding sentence shall be used not later than the 361st day after such Asset Disposition to make an Offer to Purchase outstanding Notes at a purchase price in cash equal to 100% of their principal amount, plus accrued and unpaid interest to the Purchase Date. Notwithstanding the foregoing, the Company may defer making any Offer to Purchase outstanding Notes until there are aggregate unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences equal to or in excess of $10.0 million (at which time, the entire unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph). Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by the Company for any other purpose (subject to the other provisions of the Indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "--Mergers, Consolidations and Certain Sales of Assets."

   In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Limitation on Senior Subordinated Indebtedness

   The Company (i) will not Incur any Indebtedness that by its terms (or by the terms of the agreement or instrument governing such Indebtedness) is subordinate in right of payment to any other Indebtedness of the Company unless such Indebtedness is also by its terms (or by the terms of the agreement or instrument governing such Indebtedness) made expressly either
(x) pari passu in right of payment with the Notes or (y) subordinate in right of payment to the Notes in the same manner and at least to the same extent as the Notes are subordinate to Senior Debt of the Company, and (ii) will not permit any Guarantor to Incur any Indebtedness that by its terms (or by the terms of the agreement or instrument governing such Indebtedness) is subordinate in right of payment to any other Indebtedness of such Guarantor unless such Indebtedness is also by its terms (or by the terms of the agreement governing such Indebtedness) made expressly either (x) pari passu in right of payment with the Guarantee of such Guarantor or (y) subordinate in right of payment to the Guarantee of such Guarantor in the same manner and at least to the same extent as the Guarantee of such Guarantor is subordinate to Senior Debt of such Guarantor.

Limitation on Transactions with Affiliates

   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction with any of their respective Affiliates, including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or Investment, unless the terms of such transaction are at least as favorable as the terms that could be obtained at such time by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms-length basis with a Person that is not such an Affiliate; provided, however, that (x) if the aggregate consideration exceeds $1.0 million, the Company shall deliver an officers' certificate to the Trustee stating that a majority of the Disinterested Directors have determined, in their good faith judgment, that the terms of such transaction are at least as favorable as the terms that could be obtained at such time by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms-length basis with a Person that is not such an Affiliate and (y) if the aggregate consideration exceeds $5.0 million, the Company shall also deliver to the Trustee, prior to the consummation of the transaction, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the Company or such Restricted Subsidiary, from a financial point of view; provided, however, that this clause (y) shall not apply to (I) transactions relating to the assumption by Trace of liabilities of the Company or any Restricted Subsidiary under extended service contracts (or Trace's indemnification of the Company or any Restricted Subsidiary for liabilities thereof) or (II) the writing of extended service contracts by Trace to customers of the Company or any Restricted Subsidiary. The provisions of this covenant shall not apply to (i) transactions permitted by the provisions of the Indenture described above under the caption "--Limitation on Restricted Payments," (ii) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors and employees of the Company or any Restricted Subsidiary in the ordinary course of business and on ordinary business terms or as determined in good faith by the Board of Directors of the Company and (iii) transactions solely between or among the Company and/or one or more Restricted Subsidiaries.

Provision of Financial Information

   Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required. The Company shall also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all holders of Notes, as their names and addresses appear in the Note Register, without cost to such holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the Commission pursuant to the preceding sentence, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective holder of Notes.

Mergers, Consolidations and Certain Sales of Assets

   The Company will not consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, lease, convey or otherwise dispose of (however effected, including, without limitation, by merger or consolidation)) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries), whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case: (i) the entity formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary, as the case may be), or to which such sale, assignment, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes by supplemental indenture all of the obligations of the Company on the Notes and under the Indenture and the Registration Rights Agreement (upon which assumption the Company will be discharged of any and all obligations on the Notes and under the Indenture and the Registration Rights Agreement); (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company or the Surviving Entity, as the case may be, (A) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (B) could Incur at least $1.00 of additional Indebtedness pursuant to clause (i) of the provisions of the Indenture described under "--Limitation on Incurrence of Indebtedness;" (iv) immediately before and after giving effect to such transaction and treating any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary, as the case may be, at the time of the transaction, no Default shall have occurred and be continuing; and (v) if, as a result of any such transaction, property or assets of the Company or a Restricted Subsidiary would become subject to a Lien not excepted from the provisions of the Indenture described under "--Limitation on Liens," the Company, Restricted Subsidiary or the Surviving Entity, as the case may be, shall have secured the Notes or its Guarantee, as applicable, as required by said covenant. The provisions of this paragraph shall not apply to any merger of a Restricted Subsidiary with or into the Company or a Wholly Owned Subsidiary or any transaction pursuant to which a Guarantor is to be released in accordance with the terms of its Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "--Limitation on Certain Asset Dispositions."

EVENTS OF DEFAULT

   The following are Events of Default under the Indenture:

     (a) failure to pay principal of any Note when due (whether or not prohibited by the provisions of the Indenture described under "--Subordination");

     (b) failure to pay any interest on any Note when due, continued for 30 days (whether or not prohibited by the provisions of the Indenture described under "--Subordination");

     (c) default in the payment of principal of and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "--Change of Control" or "--Covenants -- Limitation on Certain Asset Dispositions" when due and payable (whether or not prohibited by the provisions of the Indenture described under "--Subordination");

     (d) failure to perform or comply with any of the provisions described under "--Covenants -- Mergers, Consolidations and Certain Sales of Assets";

     (e) failure to perform any other covenant or agreement of the Company under the Indenture or the Notes continued for 60 days after written notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount of outstanding Notes;

     (f) default under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $10.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure to pay principal when due at the stated final maturity of any such Indebtedness;

     (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Restricted Subsidiary in an amount of $10.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

     (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Restricted Subsidiary; and

     (i) any Guarantee, ceases to be in full force and effect or is declared null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of the Indenture and such Guarantee).

   If an Event of Default (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Defaults, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture; provided, however, that so long as the Senior Credit Facility shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph), the Notes shall not become due and payable until the earlier to occur of (x) five business days following delivery of a written notice of such acceleration of the Notes to the agent under the Senior Credit Facility and (y) the acceleration of any Indebtedness under the Senior Credit Facility. If an Event of Default with respect to the Company described in clause (h) of the preceding paragraph occurs, the outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For information as to waiver of defaults, see "--Modification and Waiver."

   The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults known to it; provided, however, that, except in the case of an Event of Default or a Default in payment with respect to the Notes or a Default in complying with "--Covenants -- Mergers, Consolidations and Certain Sales of Assets," the Trustee shall be protected in withholding such notice if and so long as the Board of Directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders.

   No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee (i) shall have failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding, (ii) shall have been offered indemnity reasonably satisfactory to it and (iii) shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of or interest on such Note on or after the respective due dates expressed in such Note.

   The Company will be required to furnish to the Trustee annually a statement as to its performance of certain of its obligations under the Indenture and as to any default in such performance.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

   The Company may terminate its substantive obligations and the substantive obligations of the Guarantors in respect of the Notes and the Guarantees by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by the Company on account of principal of and interest on all Notes or otherwise. In addition to the foregoing, the Company may, provided that no Default has occurred and is continuing or would arise therefrom (or, with respect to a Default specified in clause (h) of "--Events of Default," any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) and provided that no default under any Senior Debt would result therefrom, terminate its substantive obligations and the substantive obligations of the Guarantors in respect of the Notes and the Guarantees (except for the Company's obligation to pay the principal of and the interest on the Notes and such Guarantors' guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on the Notes to maturity or to redemption, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture. In addition, the Company may, provided that no Default has occurred and is continuing or would arise therefrom (or, with respect to a Default specified in clause (h) of "--Events of Default," any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) and provided that no default under any Senior Debt would result therefrom, terminate all of its substantive obligations and all of the substantive obligations of the Guarantors in respect of the Notes and the Guarantees (including the Company's obligation to pay the principal of and interest on the Notes and such Guarantors' guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on the Notes to maturity or to redemption, (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel based upon such a ruling addressed to the Trustee or a change in the applicable Federal tax law since the date of the Indenture, to such effect, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture.

   The Company may make an irrevocable deposit pursuant to this provision only if at such time it is not prohibited from doing so under the subordination provisions of the Indenture or certain covenants in the instruments governing Senior Debt, and the Company has delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

GOVERNING LAW

   The Indenture, the Notes and the Guarantees are governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

   Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Note affected thereby, (a) change the Stated Maturity of the principal of any Note, (b) alter the optional redemption or repurchase provisions of any Note or the Indenture in a manner adverse to the holders of the Notes (other than the provisions of the Indenture relating to any Offer to Purchase required under the covenants described under "--Covenants -- Limitation on Certain Asset Dispositions" or "--Change of Control"), (c) reduce the principal amount of any Note, (d) reduce the rate of or extend the time for payment of interest on any Note, (e) change the place or currency of payment of principal of or interest on any Note, (f) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture subject thereto) or the right of the holders to institute suit for the enforcement of any payment on or with respect to any Note or the Guarantee, or the modification and amendment of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each holder affected),
(g) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default, (h) waive a default in the payment of principal of, interest on, or redemption payment with respect to, any Note (except a rescission of acceleration of the Notes by the holders as provided in the Indenture and a waiver of the payment default that resulted from such acceleration), (i) modify the ranking or priority of the Notes or the Guarantee, or modify the definition of Senior Debt or Designated Senior Debt or amend or modify the subordination provisions of the Indenture in any manner adverse to the Holders, or (j) release any Guarantor from its Guarantee or the Indenture otherwise than in accordance with the Indenture (it being understood that nothing in this clause (j) requires the consent of the holders of more than a majority in aggregate principal amount of the outstanding Notes to amend or modify the provisions of the Indenture described under "--Covenants -- Limitation on Certain Asset Dispositions"); provided, further, however, that no such modification or amendment may, without the consent of the holders of three-fourths of the aggregate principal amount of Notes affected thereby, modify any of the provisions (including the definitions relating thereto) relating to any Offer to Purchase required under the covenant described under "--Change of Control" in a manner materially adverse to the Holders.

   The holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, (i) the holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal or interest or a default arising from failure to effect an Offer to Purchase required under the covenant described under "--Change of Control," or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected and (ii) the holders of three-fourths of the aggregate principal amount of Notes affected thereby, on behalf of all holders of Notes, may waive a default arising from failure to effect an Offer to Purchase required under the covenant described under "--Change of Control."

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS,
EMPLOYEES AND STOCKHOLDERS

   No director, officer, employee or stockholder of the Company or any of its Subsidiaries, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Guarantees or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

THE TRUSTEE

   The Indenture provides that, except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, the Guarantors, or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company and its Affiliates; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

   Set forth below is a summary of certain of the defined terms used in the Indenture or the Registration Rights Agreement. Reference is made to the Indenture or the Registration Rights Agreement for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

   "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Acquisition of such Person or (b) existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary; provided, however, that such Indebtedness (x) was not Incurred in connection with, or in contemplation of, such Acquisition, such Person becoming a Restricted Subsidiary or such merger or consolidation and (y) is not recourse to any Person or assets other than such Person or its assets (including its Subsidiaries and their assets).

   "Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Capital Stock of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with any specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Asset Disposition" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of (i) shares of Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares) or (ii) property or assets (other than any cash or Cash Equivalents) of the Company or any Restricted Subsidiary; provided, however, that an Asset Disposition shall not include (a) any such sale, transfer or other disposition to the Company or to any Restricted

Guarantor, (b) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business, (c) any sale, transfer or other disposition that does not (together with all related sales, transfers or dispositions) involve aggregate consideration in excess of $2.5 million, (d) the granting of any Lien (or foreclosure thereon) to the extent that such Lien is granted in compliance with "--Covenants -- Limitation on Liens," (e) any Restricted Payment permitted by "--Covenants -- Limitation on Restricted Payments," (f) the sale, assignment, lease, conveyance or disposition or other transfer (however effected, including, without limitation, by merger or consolidation) of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, in accordance with "--Covenants -- Mergers, Consolidations and Certain Sales of Assets" or (g) any disposition that constitutes a Change of Control.

   "Atlantic Finance Loan" means any loan by Atlantic Finance to the Company which is due not later than the business day next following the day such loan was made; provided, however, that (x) the proceeds of such loan are deposited with a floor plan lender (including any bank holding Floor Plan Notes) and
(y) such loan bears interest at a rate not higher than that accruing on such deposit.

   "Average Life" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by (ii) the sum of all such principal or liquidation value payments.

   "Bankruptcy Code" means Title 11, United States Code.

   "Basket" has the meaning set forth in "--Covenants -- Limitation on Restricted Payments."

   "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

   "Capital Stock" of any Person means any and all shares, interests, partnership interests, participations or other equivalents (however designated) of ownership of such Person.

   "Cash Equivalents" means (i) marketable direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase; (ii) commercial paper issued by corporations or financial institutions maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's Investors Service or "A-1" or better by Standard & Poor's Ratings Group or an equivalent rating or better by any other nationally recognized securities rating agency; (iii) certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000, maturing within one year of the date of purchase; and
(iv) money market funds substantially all of whose assets comprise securities of the type described in clauses (i) through (iii).

   "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

   "Consolidated Cash Flow Available For Fixed Charges" means for any period the Consolidated Net Income for such period (x) increased (to the extent Consolidated Net Income for such period has been reduced thereby) by the sum of (without duplication) (i) Consolidated Fixed Charges for such period, plus
(ii) Consolidated Income Tax Expense for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of the Company prepared in accordance with GAAP for such period, plus (iv) any other non-cash charges to the extent deducted from or reflected in such Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period and (y) decreased by interest income on deposits with floor plan lenders (including any bank holding Floor Plan Notes) made with proceeds of Atlantic Finance Loans.

   "Consolidated Cash Flow Ratio" means for any period the ratio of (i) Consolidated Cash Flow Available for Fixed Charges for such period to (ii) Consolidated Fixed Charges for such period; provided, however, that all Incurrences and repayments of Indebtedness (including the Incurrence giving rise to such calculation and any repayments in connection therewith) and all dispositions (including discontinued operations) or acquisition of assets (other than in the ordinary course of business) made during or after such period and on or prior to the date of determination shall be given pro forma effect as if they occurred on the first day of such four-quarter period, except that Indebtedness under the Senior Credit Facility shall be deemed to be the average daily balance of such Indebtedness during such four-quarter period. Calculations of pro forma amounts in accordance with this definition may take into account a reduction of cost of goods sold in the amount of interest earned on financing proceeds deposited with any holder of Floor Plan Notes.

   "Consolidated Fixed Charges" means for any period, without duplication,
(a) the consolidated interest expense included in a consolidated income statement (without deduction of interest or finance charge income) of the Company and the Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP (it being understood that the foregoing does not include interest on Floor Plan Notes), but excluding (x) the amortization of deferred financing costs and (y) interest on Atlantic Finance Loans, and (b) dividend requirements of the Company and the Restricted Subsidiaries with respect to Disqualified Stock and with respect to all other Preferred Stock of Restricted Subsidiaries (in each case (i) whether in cash or otherwise (except dividends payable solely in shares of Capital Stock (other than any Disqualified Stock) of the Company or any Restricted Subsidiary) and (ii) other than dividends with respect to Capital Stock held by the Company or any Restricted Guarantor) paid, declared, accrued or accumulated during such period times, in the case of this clause
(b), a fraction the numerator of which is one and the denominator of which is one minus the then effective consolidated Federal, state and local income tax rate of the Company, expressed as a decimal.

   "Consolidated Income Tax Expense" means for any period the consolidated provision for income taxes of the Company and the Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

   "Consolidated Net Income" means for any period the consolidated net income (or loss) of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by the Company or any Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Restricted Subsidiary (other than any Guarantor) which is then subject to restrictions that prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (regardless of any waiver thereof), (c) non-cash gains and losses due solely to fluctuations in currency values, (d) the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions representing the Company's proportionate share of such Person's net income for such period actually paid in cash to the Company by such Person during such period, (e) other than for calculating the Basket, gains or losses on Asset Dispositions by the Company or any Restricted Subsidiary, (f) other than for calculating the Basket, all extraordinary or non-recurring gains or losses determined in accordance with GAAP, (g) the effect of FASB 52 (hyperinflationary accounting) and interpretations by the Commission thereof and (h) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets.

   "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Stock of such Person or attributable to Unrestricted
Subsidiaries.

   "Continuing Director" means a director who either was a member of the Board of Directors of the Company on the Issue Date or who became a director of the Company subsequent to the Issue Date and whose election, or nomination for election by the Company's stockholders, was duly approved by a majority of the Continuing Directors then on the Board of Directors of the Company, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

   "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, which may include the use of derivatives, designed to protect such Person against, or to expose such Person to, fluctuations in currency values.

   "Default" means any event that is, or after notice or lapse of time or both would become, an Event of Default.

   "Designated Senior Debt" means (i) so long as the Senior Credit Facility is in effect, the Senior Debt incurred thereunder and (ii) any other Senior Debt which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25 million which has been so designated as Designated Senior Debt by the Board of Directors of the Company at the time of initial issuance in a resolution delivered to the Trustee.

   "Disinterested Director" means a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in or with respect to the transaction being considered.

   "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the Notes; provided, however, that any such Capital Stock that so matures or is redeemable in part shall be deemed Disqualified Stock only to the extent that it so matures or is so redeemable.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

   "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively (i) for any determination pursuant to the covenant described under "--Covenants -- Limitation on Restricted Payments" or "--Covenants -- Limitation on Certain Asset Dispositions," by the Board of Directors of the Company acting in good faith, which determination shall be evidenced by a resolution of such Board delivered to the Trustee, and (ii) for any other determination, by an officer of the Company acting in good faith.

   "Floor Plan Notes" means Indebtedness of the Company or any Restricted Subsidiary all of the proceeds of which are used to purchase vehicles and/or vehicle parts and supplies to be sold in the ordinary course of business of the Company and the Restricted Subsidiaries.

   "GAAP" means generally accepted accounting principles, consistently applied, as in effect on the Issue Date in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession in the United States.

   "Guarantee" means a guarantee of the Notes by a Guarantor under the Indenture.

   "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results. It is understood that the obligations of the Company under the Support Agreement dated as of June 14, 1996 between the Company and Atlantic Auto Second Funding Corporation constitute a guarantee for purposes of the Indenture only to the extent of the accrued liability, if any, of the Company for any breach of the representations and warranties of Atlantic Finance contained in Section 3.2 of the Purchase Agreement dated as of June 14, 1996 between Atlantic Auto Second Funding Corporation and Atlantic Finance, and that obligations of the Company under similar agreements will constitute a guarantee for purposes of the Indenture only to the extent of similar accrued liabilities.

   "Guarantor" means (i) each Subsidiary of the Company that, on the Issue Date, is an obligor (including as guarantor) under, or in respect of, the Senior Credit Facility and (ii) each Subsidiary of the Company that pursuant to the terms of the Indenture executes a supplemental indenture to the Indenture as a Guarantor, in each case, until such Subsidiary is released from its Guarantee.

   "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidates with the Company or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary. Neither the accrual of interest, nor the accretion of accreted value, shall be deemed to be an Incurrence.

   "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) all indebtedness of such Person for money borrowed, (ii) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) all indebtedness of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise. Indebtedness (a) shall include (without duplication) the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Stock of the Company, and any Preferred Stock of a Subsidiary of the Company, (b) shall never be calculated taking into account any cash and cash equivalents held by such Person, (c) shall not include obligations arising from agreements of the Company or a Subsidiary to provide for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business or assets of a Subsidiary, (d) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination determined in accordance with GAAP and (e) shall not be deemed to be Incurred upon the issuance of a guarantee by the Company, in connection with an Acquisition, of the price of its Common Stock, unless such guarantee is evidenced by a bond, debenture, note or similar instrument.

   "Interest Rate Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against, or to expose such Person to, fluctuations in interest rates.

   "interest" means, with respect to the Notes, the sum of any cash interest and any Additional Interest (as defined in the Registration Rights Agreement) on the Notes.

   "Investment" by any Person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person.

   "Issue Date" means July 23, 1997, the original issue date of the Notes.

   "Issuers" means the Company and the Guarantors.

   "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

   "Net Available Proceeds" from any Asset Disposition by any Person means cash or Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received (x) in the form of assumption by the acquirer of Indebtedness or other obligations relating to such properties or assets or
(y) in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of (i) all legal, title and recording tax expenses, commissions, any relocation expenses incurred as a result thereof and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or any of its Restricted Subsidiaries on, or in respect of, any Indebtedness (A) which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or (B) which must, by the terms of such Lien or otherwise (including the obtaining of any necessary consent in respect thereof to such Asset Disposition) or by applicable law, be repaid as a result of such Asset Disposition, (iii) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities, (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of the second and third sentences under
"--Covenants -- Limitation on Certain Asset Dispositions") and (v) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

   "Net Investment" means, in respect of any Investment and the issuer thereof (and its Subsidiaries), the excess of (i) the aggregate amount of all Investments made therein by the Company or any Restricted Subsidiary on or after the Issue Date (including the Fair Market Value of all such Investments not made in cash or Cash Equivalents, valued at the time of each such Investment) over (ii) the aggregate amount returned in cash or Cash Equivalents on or with respect to Investments in such Person (whenever such Investment was made) whether through the sale or other disposition of the Investment in such Person (or portion thereof) or through interest payments, principal payments, dividends or other distributions or payments; provided, however, that such payments or distributions shall not be (and have not been) included in clause (3) (d) of the first paragraph described under "--Covenants -- Limitation on Restricted Payments."

   "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder at his address appearing in the register for the Notes on the date of the Offer offering

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to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee in writing at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's written request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

     (i) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

     (ii) the Expiration Date and the Purchase Date;

     (iii) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

     (iv) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

     (v) that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

     (vi) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

     (vii) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

     (viii) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

     (ix) that each holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

     (x) that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes the holder tendered, the certificate number of the Notes the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

     (xi) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and
    (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

     (xii) that in the case of any Holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge,

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    a new Note or Notes, of any authorized denomination as requested by such holder in writing, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

   An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer. An Offer to Purchase may be conditioned on the consummation of the applicable Change of Control events. See "--Change of Control."

   "Permitted Holder" means any of Trace International Holdings, Inc., Harvard Private Capital Group, Inc., Aeneas Venture Corporation and Apollo Advisors, L.P. and their Affiliates.

   "Permitted Investments" means (i) Investments in Cash Equivalents; (ii) Investments representing Capital Stock or obligations issued to the Company or any Restricted Subsidiary in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or any Restricted Subsidiary; (iii) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks or with floor plan lenders; (iv) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, however, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;
(v) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables; (vi) any Interest Rate Obligations or Currency Agreements with an unaffiliated Person permitted by clause (iv) or (v) under "--Covenants -- Limitation on Incurrence of Indebtedness"; (vii) Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under "--Covenants -- Limitation on Certain Asset Dispositions" above; (viii) Investments in the Company or any Restricted Subsidiary or any Person that after giving effect to such Investment will be a Restricted Subsidiary; and (ix) prepaid expenses and loans or advances to employees of the Company or any Restricted Subsidiary in the ordinary course of business.

   "Permitted Refinancing" means, with respect to any Indebtedness, Indebtedness to the extent representing a Refinancing of such Indebtedness; provided, however, that (a) such Indebtedness does not exceed the amount of Indebtedness so Refinanced plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness Refinanced or the amount of any premium reasonably determined by the issuer of such Indebtedness as necessary to accomplish such Refinancing by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of such issuer reasonably incurred in connection therewith, (b) in the case of any Refinancing of Indebtedness that is pari passu with the Notes, such Refinancing Indebtedness is made pari passu with or subordinate in right of payment to the Notes, and, in the case of any Refinancing of Indebtedness that is subordinate in right of payment to the Notes, such Refinancing Indebtedness is subordinate in right of payment to the Notes on terms no less favorable to the Holders than those contained in the Indebtedness being Refinanced, (c) the Refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being Refinanced and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or a Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being Refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Restricted Subsidiary) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under "--Change of Control" or which is otherwise on terms substantially similar to those in such Indebtedness being Refinanced and (d) such Refinancing Indebtedness is Incurred by the obligor on the Indebtedness being Refinanced or by the Company or any Restricted Guarantor.

   "Person" means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Preferred Stock" means Capital Stock of any Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class of such Person.

   "principal" of any Note, means principal of, and premium, if any, with respect to, such Note.

   "Public Equity Offering" means an underwritten public offering of Common Stock of the Company pursuant to an effective registration statement filed under the Securities Act (excluding any registration statements filed on Form S-8 or any successor form).

   "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase."

   "Purchase Money Debt" means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any property; provided, however, that the aggregate amount of such Indebtedness shall not exceed the lesser of (x) the Fair Market Value of such property or (y) such purchase price or cost.

   "Qualified Stock" means any Capital Stock of the Company other than Disqualified Stock.

   "Refinance" means refinance, renew, extend, replace, defease or refund; and "Refinancing" and "Refinanced" have correlative meanings.

   "Replacement Assets" means (x) properties and assets (other than cash or any Capital Stock or other security) that will be used in a business of the Company and the Restricted Subsidiaries conducted on the Issue Date or in a business reasonably related thereto or (y) Capital Stock of any Person that will become on the date of Acquisition thereof a Restricted Subsidiary as a result of such Acquisition.

   "Restricted Guarantor" means, at any time of determination, a Restricted Subsidiary that is a Guarantor at such time.

   "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

   "Senior Credit Facility" means the Credit Agreement, dated as of March 20, 1997, among the Company, as borrower, the guarantors party thereto, The Bank of Nova Scotia, as administrative agent, Morgan Guaranty Trust Company of New York, as documentation agent, and the lenders named therein, including any deferrals or Refinancings thereof, or amendments, modifications or supplements thereto (including, without limitation, any amendment increasing the amount borrowed thereunder), and any agreement providing therefor whether by or with the same or any other lender, creditors or group of creditors and including related notes, guarantee agreements and other instruments and agreements executed in connection therewith.

   "Senior Debt" means, with respect to any Person at any date, (i) in the case of the Company or any Guarantor, all Indebtedness under the Senior Credit Facility, including principal, premium, if any, and interest on such Indebtedness and all other amounts due on or in connection with such Indebtedness, including all charges, fees and expenses, (ii) all other Indebtedness of such Person for borrowed money, including principal, premium, if any, and interest on such Indebtedness, unless the agreement or instrument under which such Indebtedness for money borrowed is created, incurred, assumed or guaranteed expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all Refinancings or amendments thereof and (iii) all interest on any Indebtedness referred to in clauses (i) and (ii) accruing during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in such proceeding thereunder. Notwithstanding the foregoing, Senior Debt of any Person shall not include (a) Indebtedness which is pursuant to its terms or any agreement or instrument relating thereto subordinated or junior in right of payment or otherwise to any other Indebtedness of such Person (including, without limitation, Indebtedness represented by Disqualified Stock); provided, however, that no Indebtedness shall be deemed to be subordinate or junior in right of payment or otherwise to any other Indebtedness of a Person solely by reason of such other Indebtedness being secured and such Indebtedness not being secured, (b) the Notes or the Guarantees, (c) any Indebtedness of such Person to any of its Subsidiaries,
(d) Indebtedness Incurred in violation of the

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provisions of the Indenture described under "--Covenants -- Limitation on
Incurrence of Indebtedness," (e) obligations for goods, materials or services purchased or rendered in the ordinary course of business or obligations consisting of trade payables, (f) any liability for federal, state, local or other taxes owed or owing by such Person and (g) any Indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to such Person.

   "Subordinated Indebtedness" of the Company or any Guarantor means any Indebtedness (whether outstanding on the date hereof or hereafter Incurred) which is by its terms expressly subordinate or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

   "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

   "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination has been designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. Any such designation by the Board of Directors will be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions. The Indenture will provide that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, at any time,
(a) be liable for any Indebtedness of any Unrestricted Subsidiary (other than in the form of an Investment therein in accordance with "--Covenants -- Limitation on Restricted Payments") or (b) be liable for any Indebtedness that provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated final maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (i) no Default shall have occurred and be continuing and (ii) Indebtedness of such Unrestricted Subsidiary and all Liens on any asset of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if Incurred at such time, be permitted to be Incurred under the Indenture. As of the Issue Date, Atlantic Finance was designated an Unrestricted Subsidiary.

   "Voting Stock" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

   "Wholly Owned Subsidiary" means a Restricted Subsidiary, all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by the Company and/or by one or more Wholly Owned Subsidiaries.

BOOK-ENTRY; DELIVERY AND FORM

   The certificates representing the New Notes will be issued in fully registered form without interest coupons (each, a "Global Note"). Upon issuance, each Global Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary, and the Depositary or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by each Global Note to the accounts of persons who have accounts with the Depositary. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with the Depositary ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

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   So long as the Depositary, or its nominee, is the registered holder of a
Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the Depositary's applicable procedures.

   Payments of the principal of, and interest on, the Global Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such participants. Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in same-day funds.

   The Depositary has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose accounts an interest in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction.

   The Depositary has advised the Company as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

   Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

   If (i) the Depositary is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 120 days or (ii) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for certificated notes, the Company will issue certificated notes in exchange for the Global Notes. In addition, any person having a beneficial interest in a Global Note may, upon request to the Trustee following an Event of Default under the Indenture, exchange such beneficial interest for certificated notes.

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                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

   The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes. Unless otherwise stated, this discussion addresses the U.S. federal income tax consequences to persons that hold New Notes as capital assets and that are (i) citizens or residents of the United States, (ii) corporations organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) estates the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (A) for taxable years beginning after December 31, 1996 (or ending after August 20, 1996, if the trustee has made an applicable election), if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. fiduciaries have the authority to control all its substantial decisions or (B) for taxable years not described in clause (A), if the income of the trust is subject to U.S. federal income taxation regardless of its source ("U.S. Holders"). This discussion does not purport to address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations and persons in special situations, such as those who hold Notes as part of a straddle, hedge, conversion transaction or other integrated investment or investors in pass-through entities). This discussion does not address the tax consequences to persons that have a "functional currency" other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or federal estate and gift tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly on a retroactive basis.

   PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

THE EXCHANGE OFFER

   The exchange of Old Notes for New Notes pursuant to the Exchange Offer should be treated as a continuation of the corresponding Old Notes because the terms of the New Notes are not materially different from the terms of the Old Notes. Accordingly, such exchange should not constitute a taxable event to U.S. Holders and, therefore, (i) no gain or loss should be realized by a U.S. Holder upon receipt of a New Note, (ii) the holding period of the New Note should include the holding period of the Old Note exchanged therefor and
(iii) the adjusted tax basis of the New Note should be the same as the adjusted tax basis of the Old Note exchanged therefor immediately prior to the exchange.

DEBT CHARACTERIZATION

   The Company will treat the Notes as indebtedness for federal income tax purposes, and the following discussion assumes that such treatment is correct. If the Notes were not respected as debt, they likely would be treated as equity ownership interests in the Company. In such event, the Company would not be entitled to claim a deduction for interest payable on the Notes. As a result, the Company's after-tax cash flow and, consequently, its ability to make payments with respect to the Notes could be reduced.

INTEREST INCOME

   A U.S. Holder will recognize ordinary income when it receives or accrues interest on Notes in accordance with such U.S. Holder's method of tax accounting.

The Old Notes were not issued with "original issue discount" ("OID") within the meaning of Section 1273 of the Code. A U.S. Holder that purchased an Old Note at a discount that exceeds a statutorily defined de minimis amount will be subject to the "market discount" rules of the Code, and a U.S. Holder that purchased an Old Note at a premium will be subject to the bond premium amortization rules of the Code.

DISPOSITION OF NOTES

   If a U.S. Holder sells or otherwise disposes of a Note in a taxable transaction (including redemption or retirement of the Note), the U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale (excluding any such amount attributable to accrued but previously unrecognized

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interest, which will be taxable as ordinary interest income) and the U.S.
Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will be equal to the amount the U.S. Holder paid to purchase the Note, (i) increased by any unpaid interest that has accrued on the Note and any accrued market discount that, in each case, has previously been included by such U.S. Holder in taxable income and (ii) decreased by any bond premium previously amortized and any principal payments previously received by such U.S. Holder with respect to the Note. Subject to the market discount rules, any such gain or loss will be capital gain or loss, long-term or short-term depending upon whether the Holder has held the Note for more than one year. Under recently enacted legislation, the maximum regular individual U.S. federal income tax rate on capital gains is 20% for property held for more than 18 months and 28% for property held for more than one year but not more than 18 months. Capital gains on the sale of property held for one year or less are subject to U.S. federal income tax at ordinary income rates. Subject to certain limited exceptions, capital losses cannot be used to offset ordinary income.

FOREIGN HOLDERS

   For purposes of this discussion, a "Foreign Holder" is any holder of a Note other than a U.S. Holder. A Foreign Holder generally will not be subject to U.S. federal withholding tax on interest paid on the Notes so long as the Foreign Holder (i) is not actually or constructively a "10 percent shareholder" of the Company or a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code and (ii) provides an appropriate statement, signed under penalties of perjury, certifying that the beneficial owner of the Note is a Foreign Holder and providing that foreign person's name and address. If the information provided in this statement changes, the foreign person must so inform the payor within 30 days of such change. The statement generally must be provided in the year a payment occurs or in either of the two preceding years. If the foregoing conditions are not satisfied, then interest paid on the Notes will be subject to U.S. withholding tax at a rate of 30%, unless such rate is reduced or eliminated pursuant to an applicable tax treaty.

Any capital gain a Foreign Holder realizes on the sale, redemption, retirement or other taxable disposition of a Note will be exempt from U.S. federal income and withholding tax, provided that (i) the gain is not effectively connected with the Foreign Holder's conduct of a trade or business in the United States, (ii) in the case of a Foreign Holder that is an individual, the Foreign Holder is not present in the United States for 183 days or more in the taxable year of the disposition and (iii) the Foreign Holder is not subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

If the interest, gain or other income a Foreign Holder recognizes on a Note is effectively connected with the Foreign Holder's conduct of a trade or business in the United States, the Foreign Holder (although exempt from the withholding tax previously discussed if an appropriate statement is furnished) generally will be subject to U.S. federal income tax on the interest, gain or other income at regular federal income tax rates. In addition, if the Foreign Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits," as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

   The Company will be required to report annually to the IRS, and to each U.S. Holder of record, the amount of interest paid on the Notes (and the amount, if any, withheld) for each calendar year, except as to exempt holders (generally, corporations and tax-exempt entities). Each U.S. Holder subject to the reporting requirements will be required to provide under penalties of perjury, a certificate containing the U.S. Holder's name, address, correct federal taxpayer identification number and a statement that the U.S. Holder is not subject to backup withholding. Should a nonexempt U.S. Holder fail to provide the required certificate, the Company or its paying agent will be required to withhold 31% of the interest and other payments on the Notes otherwise payable to the U.S. Holder and to remit the withheld amount to the IRS as a payment against the U.S. Holder's federal income tax liability.

A Foreign Holder will generally be exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures in order to obtain an exemption from backup withholding and information reporting. Any amount paid as backup withholding will be creditable against the Foreign Holder's U.S. Federal income tax liability.

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                             PLAN OF DISTRIBUTION

   Each Holder desiring to participate in the Exchange Offer will be required to represent, among other things, that (i) it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes and (iii) it is acquiring the New Notes in the ordinary course of its business (a Holder unable to make the foregoing representations is referred to as a "Restricted Holder"). A Restricted Holder will not be able to participate in the Exchange Offer and may only sell its Old Notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

   Each broker-dealer (other than a Restricted Holder) that receives New Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") is required to acknowledge in the Letter of Transmittal that it acquired the Old Notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such New Notes. Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer to Participating Broker-Dealers may be offered for resale, resold, and otherwise transferred by a Participating Broker-Dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. The Company has agreed that for a period of 120 days following consummation of the Exchange Offer it will make this Prospectus available, for use in connection with any such resale, to any Participating Broker-Dealer that notifies the Company in the Letter of Transmittal that it may be subject to such prospectus delivery requirements. Such Participating Broker-Dealer must also undertake in the Letter of Transmittal to use its reasonable best efforts to notify the Company when, prior to the expiration of such 120-day period, it is no longer subject to such requirements. If the Company is not so notified by any Participating Broker-Dealers that they may be subject to such requirements or if it is later notified by all such Participating Broker-Dealers that they are no longer subject to such requirements, the Company will not be required to maintain the effectiveness of the Exchange Offer Registration Statement or to amend or supplement this Prospectus following the consummation of the Exchange Offer or following such date of notification, as the case may be. The Company believes that during such period of time, delivery of this Prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a Participating Broker-Dealer engaged in market-making or other trading activities.

   Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold, and otherwise transferred by a Holder thereof (other than a Restricted Holder or a Participating Broker-Dealer) without compliance with the registration and prospectus delivery requirements of the Securities Act.

The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

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                                LEGAL MATTERS

   Certain legal matters in connection with the New Notes offered hereby will be passed upon for the Company and Guarantors by Willkie Farr & Gallagher, New York, New York.

                                   EXPERTS

   The consolidated balance sheets as of December 31, 1996 and 1995, and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996 of the Company, and the financial statements of Shannon Automotive Ltd., the Staluppi Automotive Group, Gary Hanna Nissan, Inc. and the Gene Reed Automotive Group, each of which is as of and for the year ended December 31, 1996, incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

   The Company and the Guarantors have filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or its public reference facilities in New York, New York and Chicago, Illinois. Such material may also be accessed electronically by means of the Commission's Web site (http://www.sec.gov.). The Common Stock is listed on the New York Stock Exchange, Inc. at which such material may be inspected.

The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference." Such requests should be addressed to United Auto Group, Inc., 375 Park Avenue, New York, New York 10152, Attention: Secretary. The Company's Secretary may also be reached at (212) 230-0400.

In the event that the Company ceases to be subject to the informational reporting requirements of the Exchange Act, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes and file with the Commission (unless such filings are not permitted under the Exchange Act) the quarterly and annual reports and other documents that would be required to be filed if the Company were subject to such reporting requirements. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any beneficial owner of the Old Notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

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                       [United Auto Group, Inc. Logo]

                           UNITED AUTO GROUP, INC.